AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 8, 2010
Registration Statement No. 333-164747
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
Pre-Effective
Amendment No. 1
to
FORM S-4
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

RALCORP HOLDINGS, INC.
SUBSIDIARY GUARANTORS LISTED ON SCHEDULE A HERETO
(Exact name of registrant as specified in its charter)

Missouri	2040	43-1766315
(State or other jurisdiction of incorporation or organization)	(Primary standard industrial classification code number)	(I.R.S. employer identification number)

800 Market Street, Suite 2900
St. Louis, Missouri 63101
(314) 877-7000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Gregory A. Billhartz, Esq.
Corporate Vice President, General Counsel and Secretary
Ralcorp Holdings, Inc.
800 Market Street, Suite 2900
St. Louis, Missouri 63101
(314) 877-7000
(Address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
R. Randall Wang, Esq.
Bryan Cave LLP
211 N. Broadway
One Metropolitan Square, Suite 3600
St. Louis, Missouri 63102
Tel: (314) 259-2000
Fax: (314) 259-2020

Approximate date of commencement of proposed sale to the public:  As soon as practicable after this Registration Statement becomes effective.

If the only securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (check one):

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

The registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

SCHEDULE A*

		Primary
	State or Other	Standard	I.R.S.
	Jurisdiction of	Industrial	Employer
Exact Name of Each Registrant as	Incorporation or	Classification	Identification
Specified in its Respective Charter	Organization	Code Number	Number

Bloomfield Bakers, A California Limited Partnership	CA	2040	33-0495944
Bremner Food Group, Inc.	NV	2040	43-1668048
Community Shops, Inc.	IL	2040	36-2053598
Cottage Bakery, Inc.	CA	2040	94-2192936
Flavor House Products, Inc.	DE	2040	36-3142323
Harvest Manor Farms, LLC	DE	2040	36-3142323
Heritage Wafers, LLC	WI	2040	39-1269190
Lofthouse Bakery Products, Inc.	NV	2040	13-4273037
Lovin Oven, LLC	CA	2040	14-1844882
Medallion Foods, Inc.	AR	2040	71-0641740
Nutcracker Brands, Inc.	GA	2040	58-1686770
Parco Foods, L.L.C.	DE	2040	36-4052580
Post Foods, LLC	DE	2040	43-1766315
Ralcorp Frozen Bakery Products, Inc.	DE	2040	61-1337548
RH Financial Corporation	NV	2040	43-1790396
Ripon Foods, Inc.	WI	2040	39-0571140
Sugar Kake Cookie Inc.	DE	2040	91-1959957
The Bun Basket, Inc.	MI	2040	38-2368208
The Carriage House Companies, Inc.	DE	2040	13-2875580

*	Address, including zip code, and telephone number, including area code, of principal executive offices of each Subsidiary Guarantor listed in Schedule A are the same as those of Ralcorp Holdings, Inc., a Missouri corporation.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED APRIL 8, 2010

Ralcorp Holdings, Inc.
Offer to Exchange

$300,000,000 6.625% Notes due 2039

for $300,000,000 6.625% Notes due 2039

that have been registered under the Securities Act of 1933

We are offering, upon the terms and subject to the conditions set forth in this prospectus and the accompanying letter of transmittal (which together constitute the “exchange offer”), to exchange an aggregate principal amount of up to $300,000,000 of our new 6.625% Notes due 2039, and the guarantees thereof, which we refer to as the “exchange notes”, for a like amount of our outstanding 6.625% Notes due 2039, and the guarantees thereof, which we refer to as the “outstanding notes”, in a transaction registered under the Securities Act of 1933, as amended. The term “Notes” refers to, collectively, the outstanding notes and the exchange notes.

Terms of the exchange offer:

•	We will exchange all outstanding notes that are validly tendered and not withdrawn prior to the expiration of the exchange offer.

•	You may withdraw tenders of outstanding notes at any time prior to the expiration of the exchange offer.

•	We believe that the exchange of outstanding notes for exchange notes will not be a taxable event for U.S. federal income tax purposes.

•	The form and terms of the exchange notes are identical in all material respects to the form and terms of the outstanding notes, except that (i) the exchange notes are registered under the Securities Act, (ii) the transfer restrictions and registration rights applicable to the outstanding notes do not apply to the exchange notes, and (iii) the exchange notes will not contain provisions relating to liquidated damages relating to our registration obligations.

The exchange offer will expire at           , Eastern Standard Time, on          , 2010, unless we extend the offer. We will announce any extension by press release or other permitted means no later than 9:00 a.m. on the business day after the expiration of the exchange offer. You may withdraw any outstanding notes tendered until the expiration of the exchange offer.

The exchange notes will not be listed on the New York Stock Exchange or any other securities exchange.

For a discussion of factors you should consider in determining whether to tender your outstanding notes, see the information under “Risk Factors” beginning on page 11 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is          , 2010.

We have not authorized anyone to give any information or to make any representations concerning this exchange offer except that which is in this prospectus, or which is referred to under “Where You Can Find More Information.” If anyone gives or makes any other information or representation, you should not rely on it. This prospectus is not an offer to sell or a solicitation of an offer to buy securities in any circumstances in which the offer or solicitation is unlawful. You should assume that the information appearing in this prospectus and the information incorporated by reference herein is accurate only as of their respective dates. Our business, affairs, financial condition, results of operations and prospects may have changed since those dates. Neither the delivery of this prospectus nor the exchange of outstanding notes for exchange notes creates any implication to the contrary.

This prospectus incorporates by reference business and financial information about us that is not included in or delivered with this prospectus. This information is available without charge upon written or oral request directed to:

Ralcorp Holdings, Inc.
800 Market Street, Suite 2900
St. Louis, Missouri 63101
(314) 877-7000
Attention: Corporate Secretary

If you would like to request copies of these documents, please do so by          , 2010 (which is five business days before the scheduled expiration of the exchange offer) in order to receive them before the expiration of the exchange offer.

i

CAUTIONARY STATEMENT ON
FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated in this prospectus contain forward-looking statements. These forward-looking statements are sometimes identified by the use of terms and phrases such as “believe,” “should,” “expect,” “project,” “estimate,” “anticipate,” “intend,” “plan,” “will,” “can,” “may,” or similar expressions elsewhere in this prospectus. Our results of operations and financial condition may differ materially from those in the forward-looking statements. Such statements are based on management’s current views and assumptions, and involve risks and uncertainties that could affect expected results. Those risks and uncertainties include but are not limited to the following:

•	Our ability to effectively manage the growth from acquisitions or continue to make acquisitions at the rate at which we have been acquiring in the past.

•	Significant increases in the costs of certain commodities, packaging or energy used to manufacture our products.

•	Allegations that our products cause injury or illness, product recalls and product liability claims and other litigation.

•	Our ability to continue to compete in our business segments and our ability to retain our market position.

•	Our ability to maintain a meaningful price gap between our products and those of our competitors, successfully introduce new products or successfully manage costs across all parts of the Company.

•	Our ability to successfully implement business strategies to reduce costs.

•	The loss of a significant customer.

•	Our ability to service our outstanding debt or obtain additional financing.

•	Disruptions in the U.S. and global capital and credit markets.

•	Fluctuations in the Canadian Dollar exchange rate.

•	The termination or expiration of current co-manufacturing agreements.

•	Consolidations among the retail grocery and foodservice industries.

•	Change in estimates in critical accounting judgments and changes to or new laws and regulations affecting our business.

•	Labor strikes or work stoppages by our employees.

•	Impairment in the carrying value of goodwill or other intangibles.

•	Changes in weather conditions, natural disasters and other events beyond our control.

These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements included in this prospectus. These risks and uncertainties, as well as other risks of which we are not aware or which we currently do not believe to be material, may cause our actual future results to be materially different than those expressed in our forward-looking statements. We do not undertake to update our forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law.

ii

PROSPECTUS SUMMARY

The following summary contains basic information about us and this offering. It is likely that this summary does not contain all of the information that is important to you. You should read the entire prospectus, including the risk factors and the financial statements and related notes included or incorporated by reference elsewhere herein, before making an investment decision. Unless otherwise indicated, the terms “Company,” “Ralcorp”, “us”, “we” and “our” refers solely to Ralcorp Holdings, Inc. and its subsidiaries.

Our Company

We are primarily engaged in manufacturing, distributing and marketing Post® branded cereals and a wide variety of store brand (private label) food products in the grocery, mass merchandise, drug and foodservice channels. Our products include: ready-to-eat and hot cereal products; nutritional and cereal bars; store brand and branded crackers and cookies; foodservice, store brand and branded frozen griddle products (pancakes, waffles, French toast and custom griddle products) and biscuits; foodservice and store brand breads, rolls and muffins; store brand wet-filled products such as salad dressings, mayonnaise, peanut butter, syrups, jams and jellies, and specialty sauces; and store brand and value branded snack nuts, snack mixes, corn-based snacks and chocolate candy. A significant portion of our products are sold to customers within the United States.

Our strategy is to grow our businesses through increased sales of existing and new products and through the acquisition of other companies. Since 1997 we have acquired 21 companies. We typically pursue companies that manufacture predominantly store brand or value oriented food products.

In August 2008, we acquired the Post® brand of ready-to-eat cereals (“Post Foods”) from Kraft Foods Inc. Post Foods manufactures and markets ready-to-eat cereals under several brand names, including the third highest revenue brand of ready-to-eat cereal, Honey Bunches of Oats®. We are now focused on both store brand and branded food products.

Our Businesses

We develop, manufacture, and market emulations of various types of branded food products that retailers, mass merchandisers and drug stores sell under their own “store” brands or under value brands. We attempt to manufacture products that are equivalent in quality to branded products. In the event branded producers modify their existing products or successfully introduce new products, we may attempt to emulate the modified or new products. In conjunction with our customers, we develop packaging and graphics that rival the national brands. Our goal is that the only difference consumers perceive when purchasing our store brand products is a notable cost savings when compared to branded counterparts.

We also develop and manufacture Post® brand ready-to-eat cereals. Post Foods is the third largest seller of ready-to-eat cereals in the United States. The Post Foods business primarily markets its cereal products under the Post brand and sells to the grocery, mass merchant, club, supercenter, foodservice channels and drugstore trade.

Our businesses are comprised of four reportable business segments: Branded Cereal Products, Other Cereal Products, Frozen Bakery Products, and Snacks, Sauces & Spreads.

The Branded Cereal Products business is our Post® brand ready-to-eat cereals business.

The Other Cereal Products business is comprised of store brand ready-to-eat and hot cereals, nutritional and cereal bars and natural and organic specialty cookies, crackers, and cereals.

The Frozen Bakery Products business includes frozen griddle products such as pancakes, waffles and French toast, frozen bread products such as breads, rolls and biscuits; dessert products such as frozen cookies and frozen cookie dough, muffins, and Danishes; and dry mixes for bakery foods.

Our Snacks, Sauces & Spreads business is comprised of store brand cookies, crackers, snack nuts, candy, chips, dressings, syrups, peanut butter, jellies, salsas, sauces and non-alcoholic drink mixes.

Ralcorp Holdings, Inc. is a Missouri corporation incorporated on October 23, 1996. Our principal executive offices are located at 800 Market Street, Suite 2600, St. Louis, Missouri 63101, and our telephone number is (314) 877-7000. Our website address is www.ralcorp.com. Information contained on our website does not constitute a part of this prospectus.

THE EXCHANGE OFFER

On August 14, 2009, we issued $300,000,000 aggregate principal amount of 6.625% Notes due 2039, the outstanding notes to which the exchange offer applies, to a group of initial purchasers in reliance on exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable securities laws. In connection with the sale of the outstanding notes to the initial purchasers, we entered into a registration rights agreement pursuant to which we agreed, among other things, to deliver this prospectus to you, to commence this exchange offer and to use our commercially reasonable efforts to complete the exchange offer not later than 60 days after the registration statement is declared effective. The summary below describes the principal terms and conditions of the exchange offer. Some of the terms and conditions described below are subject to important limitations and exceptions. See “The Exchange Offer” for a more detailed description of the terms and conditions of the exchange offer and “Description of the Exchange Notes” for a more detailed description of the terms of the exchange notes.

The Exchange Offer	We are offering to exchange up to $300,000,000 aggregate principal amount of our new 6.625% Notes due 2039, which have been registered under the Securities Act, in exchange for your outstanding notes. The form and terms of these exchange notes are identical in all material respects to the outstanding notes. The exchange notes, however, will not contain transfer restrictions and registration rights applicable to the outstanding notes.

To exchange your outstanding notes, you must properly tender them, and we must accept them. We will accept and exchange all outstanding notes that you validly tender and do not validly withdraw. We will issue registered exchange notes promptly after the expiration of the exchange offer.

Resale of Exchange Notes	Based on interpretations by the staff of the SEC as detailed in a series of no-action letters issued to third parties, we believe that, as long as you are not a broker-dealer, the exchange notes offered in the exchange offer may be offered for resale, resold or otherwise transferred by you without compliance with the registration and prospectus delivery requirements of the Securities Act as long as:

• you are acquiring the exchange notes in the ordinary course of your business;

• you are not participating, do not intend to participate in and have no arrangement or understanding with any person to participate in a “distribution” of the exchange notes; and

• you are not an “affiliate” of ours within the meaning of Rule 405 of the Securities Act.

If any of these conditions is not satisfied and you transfer any exchange notes issued to you in the exchange offer without delivering a proper prospectus or without qualifying for a registration exemption, you may incur liability under the Securities Act. Moreover, our belief that transfers of exchange notes would be permitted without registration or prospectus delivery under the conditions described above is based on SEC interpretations given to other, unrelated issuers in similar exchange offers. We cannot assure you that the SEC would make a similar interpretation with respect to our exchange offer. We will not be responsible for or indemnify you against any liability you may incur under the Securities Act.

Any broker-dealer that acquires exchange notes for its own account in exchange for outstanding notes must represent that the outstanding notes to be exchanged for the exchange notes were acquired by it as a result of market-making activities or other trading activities and acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any offer to resell, resale or other retransfer of the exchange notes. However, by so acknowledging and by delivering a prospectus, such participating broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. During the period ending 180 days after the consummation of the exchange offer, subject to extension in limited circumstances, a participating broker-dealer may use this prospectus for an offer to sell, a resale or other retransfer of exchange notes received in exchange for outstanding notes which it acquired through market-making activities or other trading activities.

Expiration Date	The exchange offer will expire at , Eastern Standard Time, on , 2010, unless we extend the expiration date.

Accrued Interest on the Exchange Notes and the Outstanding Notes	The exchange notes will bear interest from the most recent date to which interest has been paid on the outstanding notes. If your outstanding notes are accepted for exchange, then you will receive interest on the exchange notes and not on the outstanding notes. Any outstanding notes not tendered will remain outstanding and continue to accrue interest according to their terms.

Conditions	The exchange offer is subject to customary conditions. We may assert or waive these conditions in our sole discretion. If we materially change the terms of the exchange offer, we will re-solicit tenders of the outstanding notes. See “The Exchange Offer—Conditions to the Exchange Offer” for more information regarding conditions to the exchange offer.

Procedures for Tendering Outstanding Notes	Each holder of outstanding notes that wishes to tender their outstanding notes must either:

•    complete, sign and date the accompanying letter of transmittal or a facsimile copy of the letter of transmittal, have the signatures on the letter of transmittal guaranteed, if required, and deliver the letter of transmittal, together with any other required documents (including the outstanding notes), to the exchange agent; or

•    if outstanding notes are tendered pursuant to book-entry procedures, the tendering holder must deliver a completed and duly executed letter of transmittal or arrange with Depository Trust Company, or DTC, to cause an agent’s message to be transmitted with the required information (including a book-entry confirmation) to the exchange agent; or

• comply with the procedures set forth below under “—Guaranteed Delivery Procedures.”

Holders of outstanding notes that tender outstanding notes in the exchange offer must represent that the following are true:

• the holder is acquiring the exchange notes in the ordinary course of its business;

• the holder is not participating in, does not intend to participate in, and has no arrangement or understanding with any person to participate in a “distribution” of the exchange notes; and

• the holder is not an “affiliate” of us within the meaning of Rule 405 of the Securities Act.

Do not send letters of transmittal, certificates representing outstanding notes or other documents to us or DTC. Send these documents only to the exchange agent at the appropriate address given in this prospectus and in the letter of transmittal. We could reject your tender of outstanding notes if you tender them in a manner that does not comply with the instructions provided in this prospectus and the accompanying letter of transmittal. See “Risk Factors—There are significant consequences if you fail to exchange your outstanding notes” for further information.

Special Procedures for Tenders by Beneficial Owners of Outstanding Notes	If:

• you beneficially own outstanding notes;

• those notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee; and

• you wish to tender your outstanding notes in the exchange offer,

please contact the registered holder as soon as possible and instruct it to tender on your behalf and comply with the instructions set forth in this prospectus and the letter of transmittal.

Guaranteed Delivery Procedures	If you hold outstanding notes in certificated form or if you own outstanding notes in the form of a book-entry interest in a global note deposited with the trustee, as custodian for DTC, and you wish to tender those outstanding notes but:

• your outstanding notes are not immediately available;

• time will not permit you to deliver the required documents to the exchange agent by the expiration date; or

• you cannot complete the procedure for book-entry transfer on time,

you may tender your outstanding notes pursuant to the procedures described in “The Exchange Offer—Procedures for Tendering Outstanding Notes—Guaranteed Delivery.”

Withdrawal Rights	You may withdraw your tender of outstanding notes under the exchange offer at any time before the exchange offer expires. Any withdrawal must be in accordance with the procedures described in “The Exchange Offer—Withdrawal Rights.”

Effect on Holders of Outstanding Notes	As a result of making this exchange offer, and upon acceptance for exchange of all validly tendered outstanding notes, we will have fulfilled our obligations under the registration rights agreement. Accordingly, there will be no liquidated or other damages payable under the registration rights agreement if outstanding notes were eligible for exchange, but not exchanged, in the exchange offer.

If you do not tender your outstanding notes or we reject your tender, your outstanding notes will remain outstanding and will be entitled to the benefits of the indenture governing the notes. Under such circumstances, you would not be entitled to any further registration rights under the registration rights agreement, except under limited circumstances. Existing transfer restrictions would continue to apply to the outstanding notes.

Any trading market for the outstanding notes could be adversely affected if some but not all of the outstanding notes are tendered and accepted in the exchange offer.

Accounting Treatment	The exchange notes will be recorded at the same carrying value as the old notes, as reflected in our accounting records on the date of exchange. Accordingly, we will recognize no gain or loss for accounting purposes upon the closing of the exchange offer. The expenses of the exchange offer will be expensed as incurred.

Material U.S. Federal Income and Estate Tax Consequences	Your exchange of outstanding notes for exchange notes should not be treated as a taxable event for U.S. federal income tax purposes. See “Material U.S. Federal Income and Estate Tax Consequences.”

Use of Proceeds	We will not receive any proceeds from the exchange offer or the issuance of the exchange notes. The net proceeds from the issuance of the outstanding notes were used to repay in-full outstanding indebtedness under our term loan and floating rate Series G and Series H notes in the aggregate amount of approximately $290 million, with any remaining net proceeds used for general corporate purposes.

Exchange Agent	Deutsche Bank Trust Company Americas is serving as the exchange agent in connection with the exchange offer. The address, telephone number and facsimile number of the exchange agent is set forth under “The Exchange Offer—Exchange Agent.”

SUMMARY OF TERMS OF EXCHANGE NOTES

The form and terms of the exchange notes will be identical in all material respects to the form and terms of the outstanding notes, except that the exchange notes:

•	will have been registered under the Securities Act;

•	will not bear restrictive legends restricting their transfer under the Securities Act;

•	will not be entitled to the registration rights that apply to the outstanding notes; and

•	will not contain provisions relating to an increase in the interest rate borne by the outstanding notes under circumstances related to the timing of the exchange offer.

The exchange notes represent the same debt as the outstanding notes and are governed by the same indenture, which is governed by New York law. A brief description of the material terms of the exchange notes follows:

Issuer	Ralcorp Holdings, Inc.

Notes Offered	$300,000,000 aggregate principal amount of 6.625% Notes due 2039.

Maturity Date	August 15, 2039.

Interest Payment Dates	February 15 and August 15, beginning February 15, 2010.

Ranking	The Notes will constitute unsubordinated indebtedness and will rank equally with all our other unsubordinated indebtedness from time to time outstanding.

Subsidiary Guarantors	All existing and future subsidiaries of Ralcorp that are guarantors of Ralcorp’s credit agreements or other indebtedness for borrowed money will unconditionally guarantee payment of the Notes for so long as they remain guarantors under such other indebtedness.

Stock Pledge	The Notes will be secured by a pledge of 65% of the capital stock of certain of our material foreign subsidiaries on an equal and ratable basis with our credit facilities and other outstanding notes to the extent that our credit facilities remain so secured.

Optional Redemption	The Notes may be redeemed, at our option, at any time in whole or from time to time in part at the redemption prices described in this prospectus. See “Description of the Exchange Notes—Optional Redemption.”

Change of Control	If we experience a “Change of Control Triggering Event,” we will be required to offer to purchase all or a portion of each holder’s Notes at a purchase price equal to 101% of the principal amount of such Notes, plus accrued and unpaid interest, if any (including additional interest, if any), to the date of purchase. See “Description of the Exchange Notes—Offer to Redeem Upon Change of Control Triggering Event.”

Certain Covenants	The Notes will include limits on our ability to incur secured debt, enter into sale and lease-back transactions and consolidate, merge or transfer substantially all our assets to another entity.

Book-Entry Issuance, Settlement and Clearance	We will issue the Notes in fully registered form in denominations of $2,000 and higher integral multiples of $1,000. The Notes will be represented by one or more global securities registered in the name of a nominee of The Depository Trust Company, referred to as DTC. You will hold beneficial interests in the Notes through DTC and its direct and indirect participants, and DTC and its direct and indirect participants will record your beneficial interest on their books. We will not issue certificated Notes except in limited circumstances. Settlement of the Notes will occur through DTC in same day funds. For information on DTC’s book-entry system, see “Description of the Exchange Notes—Global Notes.”

Absence of an Established Public Market for the Exchange Notes	We do not intend to apply for a listing of the exchange notes on any securities exchange. Accordingly, we cannot assure you that a liquid market for the exchange notes will develop or be maintained.

Risk Factors	See “Risk Factors” and the other information in this prospectus for a discussion of factors you should carefully consider before deciding to participate in the exchange offer.

SUMMARY FINANCIAL DATA

The following summary consolidated financial data should be read in connection with the documents incorporated by reference elsewhere in this prospectus, including our Current Report on Form 8-K filed on April 5, 2010, including the financial statements and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained therein.

	Three Months Ended
	December 31,		Year Ended September 30,
(In millions except per share data)	2009	2008	2009	2008	2007	2006	2005

Statement of Earnings Data
Net sales (a)	$991.9	$968.2	$3,891.9	$2,824.4	$2,233.4	$1,850.2	$1,675.1
Cost of products sold	(719.1)	(721.9)	(2,834.1)	(2,318.1)	(1,819.2)	(1,497.2)	(1,339.1)

Gross profit	272.8	246.3	1,057.8	506.3	414.2	353.0	336.0
Selling, general and administrative expenses	(140.0)	(147.4)	(609.0)	(328.4)	(252.8)	(226.4)	(215.1)
Interest expense, net	(26.5)	(26.3)	(99.0)	(54.6)	(42.3)	(28.1)	(16.5)
Gain (loss) on forward sale contracts (b)	—	22.5	17.6	111.8	(87.7)	(9.8)	—
Gain on sale of securities (c)	—	15.8	70.6	7.1	—	2.6	—
Restructuring charges (d)	(.7)	(.1)	(.5)	(1.7)	(.9)	(.1)	(2.7)
Litigation settlement income (e)	—	—	—	—	—	—	1.8

Earnings before income taxes and equity earnings	105.6	110.8	437.5	240.5	30.5	91.2	103.5
Income taxes	(38.4)	(41.2)	(156.9)	(86.7)	(7.5)	(29.9)	(36.6)
Equity in earnings of Vail Resorts, Inc., net of related deferred income taxes (f)	—	(4.1)	9.8	14.0	8.9	7.0	4.5

Net earnings	$67.2	$65.5	$290.4	$167.8	$31.9	$68.3	$71.4

Earnings per share:
Basic	$1.20	$1.17	$5.16	$5.51	$1.20	$2.46	$2.41
Diluted	$1.19	$1.15	$5.09	$5.38	$1.17	$2.41	$2.34
Weighted average shares outstanding:
Basic	55.9	56.0	56.2	30.3	26.4	27.7	29.6
Diluted	56.6	56.9	57.0	31.1	27.1	28.2	30.4
Balance Sheet Data
Cash and cash equivalents	$151.8		$282.8	$14.1	$9.9	$19.1	$6.2
Working capital (excl. cash and cash equivalents)	212.9		192.4	241.8	165.3	170.3	92.4
Total assets	5,260.5		5,452.2	5,343.9	1,853.1	1,507.5	1,269.5
Long-term debt	1,521.7		1,611.4	1,668.8	763.6	552.6	422.0
Other long-term liabilities	651.4		656.2	871.7	382.6	281.5	157.8
Shareholders’ equity	2,675.8		2,705.6	2,411.5	483.4	476.4	518.3
Other Data
Cash provided (used) by:
Operating activities	$120.9	$121.8	$326.7	$132.8	$217.6	$55.2	$161.0
Investing activities	(20.2)	(10.6)	(90.2)	(71.0)	(387.5)	(164.6)	(156.3)
Financing activities	(232.1)	(105.6)	29.9	(56.8)	160.0	122.3	(22.2)
Depreciation and amortization	38.4	37.3	144.7	99.5	82.4	66.8	55.8
Dividends declared per share	—	—	—	—	—	—	—

(a)	In March 2009, Ralcorp acquired Harvest Manor Farms, Inc. In August 2008, Ralcorp acquired Post Foods. In 2007, Ralcorp acquired Cottage Bakery Inc., Bloomfield Bakers, and Pastries Plus of Utah, Inc. In 2006, Ralcorp acquired Western Waffles Ltd. and Parco Foods L.L.C. In 2005, Ralcorp acquired Medallion Foods, Inc. For more information about the 2009, 2008, and 2007 acquisitions, see Note 2 to the financial statements included in Exhibit 99.1 to our Current Report on Form 8-K filed on April 5, 2010, incorporated by reference herein.

(b)	For information about the gain/loss on forward sale contracts, see Note 4 to the financial statements included in Exhibit 99.3 to our Current Report on Form 8-K filed on April 5, 2010, and Note 6 to the financial statements included in Exhibit 99.1 to our Current Report on Form 8-K filed on April 5, 2010, incorporated by reference herein.

(c)	During fiscal 2009, Ralcorp sold 7,085,706 of its shares of Vail Resorts for a total of $211.9. The shares had a carrying value of $141.3, resulting in a $70.6 gain. During August and September 2008, Ralcorp sold 368,700 of Vail shares for a total of $13.7. The shares had a carrying value of $6.6, resulting in a $7.1 gain. In March 2006, Ralcorp sold 100,000 of its Vail shares for a total of $3.8. The shares had a carrying value of $1.2, resulting in a $2.6 gain.

(d)	For information about the restructuring charges in the three months ended December 31, 2009, see Note 5 to the financial statements included in Exhibit 99.3 to our Current Report on Form 8-K filed on April 5, 2010, incorporated by reference herein. For information about the 2009, 2008, and 2007 restructuring charges, see Note 3 to the financial statements included in Exhibit 99.1 to our Current Report on Form 8-K filed on April 5, 2010, incorporated by reference herein. In 2005, charges were due to the closing of the City of Industry and Kansas City, KS plants, and the relocation of in-store bakery products.

(e)	Ralcorp received payments in settlement of legal claims, primarily related to antitrust litigation, which are shown net of related expenses.

(f)	Ralcorp ceased equity method accounting for our investment in Vail Resorts in June 2009 and completely liquidated this investment by the end of fiscal 2009.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth the ratio of earnings to fixed charges for the periods indicated:

	Three Months Ended	Twelve Months Ended
	December 31,	September 30,
	2009	2009	2008	2007	2006	2005

Ratio of earnings to fixed charges	5.0	5.1	5.0	1.6	3.7	5.9

Earnings consist principally of income from continuing operations before income taxes, plus fixed charges. Fixed charges include interest expense, capitalized interest and implied interest included in operating leases.

As of the date of this prospectus, we have no preferred stock outstanding.

RISK FACTORS

You should carefully consider the risks described under “Risk Factors” in Item 1A of our Annual Report on Form 10-K for the fiscal year ended September 30, 2009 and in the other documents incorporated by reference into this prospectus (which risk factors are incorporated by reference herein), as well as the other information contained or incorporated by reference in this prospectus, before participating in this exchange offer. Additional risks and uncertainties not currently known or that are currently deemed to be immaterial may also materially and adversely affect Ralcorp’s business operations and financial condition or the market for the Notes.

Risks Relating to the Exchange Offer

There are significant consequences if you fail to exchange your outstanding notes.

We did not register the outstanding notes under the Securities Act or any state securities laws, nor do we intend to do so after the exchange offer. As a result, the outstanding notes may only be transferred in limited circumstances under the securities laws. If you do not exchange your outstanding notes in the exchange offer, you will lose your right to have the outstanding notes registered under the Securities Act, subject to certain limitations. If you continue to hold outstanding notes after the exchange offer, you may be unable to sell the outstanding notes. Outstanding notes that are not tendered or are tendered but not accepted will, following the exchange offer, continue to be subject to existing restrictions.

You cannot be sure that an active trading market for the exchange notes will develop.

We do not intend to apply for a listing of the exchange notes on any securities exchange. We do not know if an active public market for the exchange notes will develop or, if developed, will continue. If an active public market does not develop or is not maintained, the market price and liquidity of the exchange notes may be adversely affected. We cannot make any assurances regarding the liquidity of the market for the exchange notes, the ability of holders to sell their exchange notes or the price at which holders may sell their exchange notes. In addition, the liquidity and the market price of the exchange notes may be adversely affected by changes in the overall market for securities similar to the exchange notes, by changes in our financial performance or prospects and by changes in conditions in our industry.

You must follow the appropriate procedures to tender your outstanding notes or they will not be exchanged.

The exchange notes will be issued in exchange for the outstanding notes only after timely receipt by the exchange agent of the outstanding notes or a book-entry confirmation related thereto, a properly completed and executed letter of transmittal or an agent’s message and all other required documentation. If you want to tender your outstanding notes in exchange for exchange notes, you should allow sufficient time to ensure timely delivery. Neither we nor the exchange agent are under any duty to give you notification of defects or irregularities with respect to tenders of outstanding notes for exchange. Outstanding notes that are not tendered or are tendered but not accepted will, following the exchange offer, continue to be subject to the existing transfer restrictions. In addition, if you tender the outstanding notes in the exchange offer to participate in a distribution of the exchange notes, you will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. For additional information, please refer to the sections entitled “The Exchange Offer” and “Plan of Distribution” later in this prospectus.

The consummation of the exchange offer may not occur.

We are not obligated to complete the exchange offer under certain circumstances. See “The Exchange Offer—Conditions to the Exchange Offer.” Even if the exchange offer is completed, it may not be completed on the schedule described in this prospectus. Accordingly, holders participating in the exchange offer may have to wait longer than expected to receive their exchange notes.

You may be required to deliver prospectuses and comply with other requirements in connection with any resale of the exchange notes.

In addition, if you tender your outstanding notes for the purpose of participating in a distribution of the exchange notes, you will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the exchange notes. In addition, if you are a broker-dealer that receives exchange notes for your own account in exchange for outstanding notes that you acquired as a result of market-making activities or any other trading activities, you will be required to acknowledge that you will deliver a prospectus in connection with any resale of those exchange notes.

Risks Related to Our Business

We may not be able to effectively manage the growth from acquisitions or continue to make acquisitions at the rate at which we have been acquiring in the past.

We have experienced significant growth in sales and operating profits through the acquisition of other companies. However, acquisition opportunities may not always present themselves. In such cases, our sales and operating profit may not continue to grow from period to period at the same rate as it has in the past.

The success of our acquisitions will depend on many factors, such as our ability to identify potential acquisition candidates, negotiate satisfactory purchase terms, obtain loans at satisfactory rates to fund acquisitions and successfully integrate and manage the growth from acquisitions. Integrating the operations, financial reporting, disparate technologies and personnel of newly acquired companies involve risks. We cannot guarantee that we will be successful or cost-effective in integrating any new businesses into our existing businesses. In fact, the process of integrating newly acquired businesses may cause interruption or slow down the operations of our existing businesses. As a result, we may not be able to realize expected synergies or other anticipated benefits of acquisitions.

Commodity price volatility and higher energy costs could negatively impact profits.

The primary commodities used by our businesses include sugar, oats, wheat, soybean oil, corn sweeteners, peanuts, almonds and other tree nuts, glass containers, caps and plastic packaging. In addition, many of our manufacturing operations use large quantities of natural gas and electricity. We may experience shortages in commodity items as a result of commodity market fluctuations, availability, increased demand, weather conditions, and natural disasters as well as other factors outside of our control. Higher prices for natural gas, electricity and fuel may increase our production and delivery costs. Changes in the prices charged for our products may lag behind changes in our energy and commodities costs. Accordingly, competitive pressures may limit our ability to maintain existing margins and have a material adverse effect on our operating profits.

We generally use commodity futures and options to reduce the price volatility associated with anticipated commodity purchases. Additionally, we have a hedging program for heating oil relating to diesel fuel prices, natural gas, and corrugated paper products. The extent of our hedges at any given time depends upon our assessment of the markets for these commodities, including our assumptions for future prices. For example, if we believe that market prices for the commodities we use are unusually high, we may choose to hedge less, or possibly not hedge any, of our future requirements. If we fail to hedge and prices subsequently increase, or if we institute a hedge and prices subsequently decrease, our costs may be greater than anticipated or greater than our competitors’ costs and our financial results could be adversely affected.

Product liability or recalls could result in significant and unexpected costs.

We may need to recall some or all of our products or the products we co-manufacture for third parties if they become adulterated, mislabeled or misbranded. This could result in destruction of product inventory, negative publicity, temporary plant closings, and substantial costs of compliance or remediation. Should consumption of any product cause injury, we may be liable for monetary damages as a result of a judgment against us. Any of these events, including a significant product liability judgment against us could result in a loss of confidence in our food products. This could have an adverse affect on our financial condition, results of operations or cash flows.

We compete in mature categories with strong competition.

We compete in mature segments with competitors that have a large percentage of segment sales. Our private label and branded products both face strong competition from branded competitors for shelf space and sales. Competitive pressures could cause us to lose market share, which may require us to lower prices, increase marketing expenditures or increase the use of discounting or promotional programs, each of which would adversely affect our margins and could result in a decrease in our operating results and profitability.

Some of our competitors have substantial financial, marketing and other resources, and competition with them in our various markets and product lines could cause us to reduce prices, increase marketing, or lose category share, any of which would have a material adverse effect on our business and financial results. This high level of competition by branded competitors could result in a decrease in our sales volumes. In addition, increased trade spending or advertising or reduced prices on our competitors’ cereal products may require us to do the same for our cereal products which could impact our margins and volumes on our branded cereal products. If we did not do the same, our revenues and market share could be adversely affected.

Our inability to successfully manage the price gap between our private label products and those of our branded competitors may adversely affect our results of operation.

Competitors’ branded products have an advantage over our private label products primarily due to advertising and name recognition. When branded competitors focus on price and promotion, the environment for private label products becomes more challenging because the price gaps between private label and branded products can become less meaningful.

At the retail level, private label products sell at a discount to those of branded competitors. If branded competitors continue to reduce the price of their products, the price of branded products offered to consumers may approximate or be lower than the prices of our private label products. Further, promotional activities by branded competitors such as temporary price rollbacks, buy-one-get-one-free offerings and coupons have the effect of price decreases. Price decreases taken by competitors could result in a decline in our sales volumes.

Significant private label competitive activity can lead to price declines.

Some customer buying decisions are based on a periodic bidding process in which the successful bidder is assured the selling of its selected product to the food retailer, super center or mass merchandiser until the next bidding process. Our sales volume may decrease significantly if our offer is too high and we lose the ability to sell products through these channels, even temporarily. Alternatively, we risk reducing our margins if our offer is successful but below our desired price points. Either of these outcomes may adversely affect our results of operations.

Unsuccessful implementation of business strategies to reduce costs may adversely affect our results of operations.

Many of our costs, such as raw materials, energy and freight are outside our control. Therefore, we must seek to reduce costs in other areas, such as operating efficiency. If we are not able to complete projects which are designed to reduce costs and increase operating efficiency on time or within budget, our operating profits may be adversely impacted. In addition, if the cost saving initiatives we have implemented or any future cost savings initiatives do not generate the expected cost savings and synergies, our results of operations may be adversely affected.

Our ability to raise prices for our products may be adversely affected by a number of factors, including but not limited to industry supply, market demand, and promotional activity by competitors. If we are unable to increase prices for our products as may be necessary to cover cost increases, our results of operations could be adversely affected. In addition, price increases typically generate lower volumes as customers then purchase fewer units. If these losses are greater than expected or if we lose distribution as a result of a price increase, our results of operations could be adversely affected.

Loss of a significant customer may adversely affect our results of operations.

A limited number of customer accounts represent a large percentage of our consolidated net sales. The success of our business depends, in part, on our ability to maintain our level of sales and product distribution through high volume food retailers, super centers and mass merchandisers. The competition to supply products to these high volume stores is intense. These high volume stores and mass merchandisers frequently re-evaluate the products they carry; if a major customer elected to stop carrying one of our products, our sales may be adversely affected.

We may be unable to anticipate changes in consumer preferences and trends, which could result in decreased demand for our products.

Our success depends in part on our ability to anticipate the tastes and eating habits of consumers and to offer products that appeal to their preferences. Consumer preferences change from time to time and can be affected by a number of different and unexpected trends. Our failure to anticipate, identify or react quickly to these changes and trends, and to introduce new and improved products on a timely basis, could result in reduced demand for our products, which would in turn cause our revenues and profitability to suffer. Similarly, demand for our products could be affected by consumer concerns regarding the health effects of nutrients or ingredients such as trans fats, sugar, processed wheat or other product attributes.

We have a substantial amount of indebtedness which could limit financing and other options.

As of December 31, 2009, we had long-term debt (including current maturities) of approximately $1,567.3 million. The agreements under which we have issued indebtedness do not prevent us from incurring additional unsecured indebtedness in the future but our ability to comply with the financial covenants and restrictions may be affected by events beyond our control, including prevailing economic, financial and industry conditions. Our level of indebtedness may limit our:

•	ability to obtain additional financing for working capital, capital expenditures, to fund growth or general corporate purposes, particularly if the ratings assigned to our debt securities by rating organizations were revised downward; and

•	flexibility to adjust to changing business and market conditions and may make us more vulnerable to a downward turn in general economic conditions.

Our ability to meet expenses and debt service obligations will depend on the factors described above, as well as our future performance, which will be affected by financial, business, economic and other factors, including potential changes in consumer preferences, the success of product and marketing innovation and pressure from competitors. If we do not generate enough cash to pay our debt service obligations, we may be required to refinance all or part of our existing debt, sell our assets, borrow more money or raise equity. An event of default under our debt agreements would permit some of our lenders to declare all amounts borrowed from them to be due and payable, together with accrued and unpaid interest and may also impair our ability to obtain additional or alternative financing. There is no assurance that we will be able to, at any given time, refinance our debt, sell our assets, borrow more money or raise equity on terms acceptable to us or at all.

Global capital and credit market issues could negatively affect our liquidity, increase our costs of borrowing, and disrupt the operations of our suppliers and customers.

U.S. and global credit markets have recently experienced significant dislocations and liquidity disruptions which have caused the spreads on prospective debt financings to widen considerably. These circumstances materially impacted liquidity in the debt markets, making financing terms for borrowers less attractive, and in certain cases have resulted in the unavailability of certain types of debt financing. Events affecting the credit markets have also had an adverse effect on other financial markets in the U.S., which may make it more difficult or costly for us to raise capital through the issuance of common stock or other equity securities or refinance our existing debt, sell our assets or borrow more money if necessary. Our business could also be negatively impacted if our suppliers or customers experience disruptions resulting from tighter capital and credit markets or a slowdown in the general economy. Any of these risks could impair our ability to fund our operations or limit our ability to expand our business or increase our interest expense, which could have a material adverse effect on our financial results.

Changing currency exchange rates may adversely affect earnings and financial position.

We have operations and assets in Canada. Our consolidated financial statements are presented in U.S. dollars; therefore, we must translate our Canadian assets, liabilities, revenue and expenses into U.S. dollars at applicable exchange rates. Consequently, fluctuations in the value of the Canadian dollar may negatively affect the value of these items in our consolidated financial statements. To the extent we fail to manage our foreign currency exposure adequately, we may suffer losses in value of our net foreign currency investment and our consolidated results of operations and financial position may be negatively affected.

The termination or expiration of current co-manufacturing arrangements could reduce our sales volume and adversely affect our results of operations.

Our businesses periodically enter into co-manufacturing arrangements with manufacturers of branded products. Terms of these agreements vary but are generally for relatively short periods of time (less than two years). Volumes produced under each of these agreements can fluctuate significantly based upon the product’s life cycle, product promotions, alternative production capacity and other factors, none of which are under our direct control. Our future ability to enter into co-manufacturing arrangements is not guaranteed, and a decrease in current co-manufacturing levels could have a significant negative impact on sales volume.

Consolidation among the retail grocery and foodservice industries may hurt profit margins.

Over the past several years, the retail grocery and foodservice industries have undergone significant consolidations and mass merchandisers are gaining market share. As this trend continues and such customers grow larger, they may seek lower pricing or increased promotional pricing from suppliers since they represent more volume. As a result, our profit margins as a grocery and foodservice supplier may be negatively impacted. In the event of consolidation if the surviving entity is not a customer, we may lose key business once held with the acquired retailer.

New laws or regulations or changes in existing laws or regulations could adversely affect our business.

The food industry is subject to a variety of federal, state, local and foreign laws and regulations, including those related to food safety, food labeling and environmental matters. Governmental regulations also affect taxes and levies, healthcare costs, energy usage, international trade, immigration and other labor issues, all of which may have a direct or indirect effect on our business or those of our customers or suppliers. Changes in these laws or regulations or the introduction of new laws or regulations could increase the costs of doing business for us or our customers or suppliers or restrict our actions, causing our results of operations to be adversely affected.

Labor strikes or work stoppages by our employees could harm our business.

Currently, a significant number of our full-time distribution, production and maintenance employees are covered by collective bargaining agreements. A dispute with a union or employees represented by a union could result in production interruptions caused by work stoppages. If a strike or work stoppage were to occur, our results of operations could be adversely affected.

The bankruptcy or insolvency of a significant customer could negatively impact profits.

Over the past few years we have seen an increasing number of customers file bankruptcy. As a result, the accounts receivable related to sales to these customers were not recovered. If our bad debt reserve is inadequate to cover the amounts owed by bankrupt customers, we may have to write off the amount of the receivable to the extent the receivable is greater than our bad debt reserve. In the event a bankrupt customer is not able to emerge from bankruptcy or we are not able to replace sales lost from such customer, our profits could be negatively impacted.

We may experience losses or be subject to increased funding and expenses to our qualified pension plan, which could negatively impact profits.

We maintain a qualified defined benefit plan. Although we have frozen benefits under the plan for all administrative employees and many production employees, we remain obligated to ensure that the plan is funded in accordance with applicable regulations. The fair value of pension plan assets (determined pursuant to ASC Topic 715 guidelines) was approximately $50 million below the total benefit obligation of the plan as of September 30, 2009. In the event the stock market deteriorates, the funds in which we have invested do not perform according to expectations, or the valuation of the projected benefit obligation increases due to changes in interest rates or other factors, we may be required to make significant cash contributions to the pension plan and recognize increased expense within our financial statements.

Impairment in the carrying value of goodwill or other intangibles could negatively impact our net worth.

The carrying value of goodwill represents the fair value of acquired businesses in excess of identifiable assets and liabilities as of the acquisition date. The carrying value of other intangibles represents the fair value of trademarks, trade names, and other acquired intangibles. Goodwill and other acquired intangibles expected to contribute indefinitely to our cash flows are not amortized, but must be evaluated by management at least annually for impairment. Impairments to goodwill may be caused by factors outside our control, such as the inability to quickly replace lost co-manufacturing business, increasing competitive pricing pressures, or the bankruptcy of a significant customer and could negatively impact our net worth.

Changes in weather conditions, natural disasters and other events beyond our control can adversely affect our results of operations.

Changes in weather conditions and natural disasters such as floods, droughts, frosts, earthquakes, hurricanes or pestilence, may affect the cost and supply of commodities and raw materials, including tree nuts, corn syrup, sugar and wheat. Additionally, these events can result in reduced supplies of raw materials and longer recoveries of usable raw materials. Competing manufacturers can be affected differently by weather conditions and natural disasters depending on the location of their suppliers and operations. Damage or disruption to our manufacturing or distribution capabilities due to weather, natural disaster, fire, terrorism, pandemic, strikes or other reasons could impair our ability to manufacture or sell our products. Failure to take adequate steps to reduce the likelihood or mitigate the potential impact of such events, or to effectively manage such events if they occur, particularly when a product is sourced from a single location, could adversely affect our business and results of operations, as well as require additional resources to restore our supply chain.

Risks Related to the Notes

Our substantial long-term indebtedness, which was approximately $1,567.3 million as of December 31, 2009, could adversely affect our operations and financial condition.

We have a significant amount of indebtedness. As of December 31, 2009, we had approximately $1,567.3 million of outstanding long-term indebtedness. Our indebtedness could have important consequences, including but not limited to:

•	limiting our ability to invest operating cash flow in our operations due to debt service requirements;

•	limiting our ability to obtain additional debt or equity financing for working capital expenditures, product development or other general corporate purposes;

•	limiting our operational flexibility due to the covenants contained in our debt agreements;

•	requiring us to dispose of significant assets in order to satisfy our debt service obligations;

•	limiting our flexibility in planning for, or reacting to, changes in our business or industry, thereby limiting our ability to compete with companies that are not as highly leveraged; and

•	increasing our vulnerability to economic downturns and changing market conditions.

Our ability to meet our expenses and debt service obligations will depend on the factors described above, as well as our future performance, which will be affected by financial, business, economic and other factors, including potential changes in consumer preferences, the success of product and marketing innovation and pressure from competitors. If we do not generate enough cash to pay our debt service obligations, we may be required to refinance all or part of our existing debt, sell our assets, borrow more money or raise equity. There is no assurance that we will be able to, at any given time, refinance our debt, sell our assets, borrow more money or raise equity on acceptable terms or at all.

To service our indebtedness, we will require a significant amount of cash. Our ability to generate cash depends on many factors beyond our control.

Our ability to make payments on and to refinance our indebtedness, including the Notes, and to fund planned capital expenditures will depend on our ability and the ability of our subsidiaries to generate cash in the future. This, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control.

We cannot assure you that our business will generate sufficient cash flow from operations, or that future borrowings will be available to us under our revolving credit facility in amounts sufficient to enable us to pay our indebtedness, including the Notes, or to fund our other liquidity needs. Additionally, because some of our outstanding indebtedness is priced at a variable rate, we may be required to pay higher interest rates on such debt. We may need to refinance all or a portion of our indebtedness, including the Notes, on or before maturity. We cannot assure you that we will be able to refinance any of our indebtedness, including any current or future credit facility and the Notes, on commercially reasonable terms or at all.

If an active trading market does not develop for the Notes, you may not be able to resell them.

If no active trading market develops, you may not be able to resell your Notes at their fair market value or at all. Future trading prices of the Notes will depend on many factors, including, among other things, prevailing interest rates, our operating results and the market for similar securities. We do not intend to apply for a listing of the Notes on any securities exchange. Moreover, if a market were to exist, the Notes could trade at prices that may be lower than their initial offering price because of many factors, including, but not limited to, prevailing interest rates on the markets for similar securities, general economic conditions, our financial condition, performance or prospects and the prospects for other companies in the same industry.

We may be unable to make a change of control offer required by the indenture governing the Notes which would cause defaults under the indenture governing the Notes and our other financing arrangements.

The terms of the Notes will require us to make an offer to repurchase the Notes upon the occurrence of a “Change of Control Triggering Event” at a purchase price equal to 101% of the principal amount of the Notes, plus accrued and unpaid interest (including additional interest, if any). The terms of our existing financing arrangements require, and future financing arrangements may require, repayment of amounts outstanding in the event of a “Change of Control Triggering Event” and may limit our ability to fund the repurchase of your Notes in certain circumstances. It is possible that we will not have sufficient funds at the time of the “Change of Control Triggering Event” to make the required repurchase of Notes or that restrictions in our financing arrangements will not allow the repurchases. See “The Exchange Notes—Offer to Redeem Upon Change of Control Triggering Event.”

Fraudulent conveyance laws may void the Subsidiary Guarantees or subordinate the Subsidiary Guarantees.

The Subsidiary Guarantees may be subject to review under federal bankruptcy law or relevant state fraudulent conveyance laws if a bankruptcy lawsuit is commenced by or on behalf of the Subsidiary Guarantors’ creditors. Under these laws, if in such a lawsuit a court were to find that, at the time the Notes are issued, a Subsidiary Guarantor:

•	incurred this debt with the intent of hindering, delaying or defrauding current or future creditors; or

•	received less than reasonably equivalent value or fair consideration for incurring this debt and:

°	was insolvent or was rendered insolvent by reason of the related financing transactions;

°	was engaged, or about to engage, in a business or transaction for which its remaining assets constituted unreasonably small capital to carry on its business; or

°	intended to incur, or believed that it would incur, debts beyond its ability to pay these debts as they mature, as all of the foregoing terms are defined in or interpreted under the relevant fraudulent transfer or conveyance statutes;

then the court could void the Subsidiary Guarantee or subordinate the Subsidiary Guarantee to Subsidiary Guarantor’s presently existing or future debt or take other actions detrimental to you.

The measure of insolvency for purposes of the foregoing considerations will vary depending upon the law of the jurisdiction that is being applied in any such proceeding. Generally, an entity would be considered insolvent if, at the time it incurred the debt:

•	it could not pay its debts or contingent liabilities as they become due;

•	the sum of its debts, including contingent liabilities, is greater than its assets, at fair valuation; or

•	the present fair saleable value of its assets is less than the amount required to pay the probable liability on its total existing debts and liabilities, including contingent liabilities, as they become absolute and mature.

We cannot assure you as to what standard a court would apply in order to determine whether a Subsidiary Guarantor was “insolvent” as of the date the Subsidiary Guarantee were issued, and we cannot assure you that, regardless of the method of valuation, a court would not determine that a Subsidiary Guarantor was insolvent on that date. Nor can we assure you that a court would not determine, regardless of whether a Subsidiary Guarantor was insolvent on the date the Subsidiary Guarantee was issued, that the payments constituted fraudulent transfers on another ground.

The Subsidiary Guarantees could be subject to the claim that, since the Subsidiary Guarantees were incurred for our benefit, and only indirectly for the benefit of the Subsidiary Guarantors, the obligations of the Subsidiary Guarantors thereunder were incurred for less than reasonably equivalent value or fair consideration. A court could void a Subsidiary Guarantor’s obligation under its Subsidiary Guarantee, subordinate the Subsidiary Guarantee to the other indebtedness of a Subsidiary Guarantor, direct that holders of the Notes return any amounts paid under a Subsidiary Guarantee to the relevant Subsidiary Guarantor or to a fund for the benefit of its creditors, or take other action detrimental to the holders of the Notes. In addition, the liability of each Subsidiary Guarantor under the indenture will be limited to the amount that will result in its Subsidiary Guarantee not constituting a fraudulent conveyance, and there can be no assurance as to what standard a court would apply in making a determination as to what would be the maximum liability of each Subsidiary Guarantor.

USE OF PROCEEDS

We will not receive any proceeds from the exchange offer. Because the exchange notes have substantially identical terms as the outstanding notes, the issuance of the exchange notes will not result in any increase in our indebtedness. The exchange offer is intended to satisfy our obligations under the registration rights agreement. We used the proceeds from the sale of the outstanding notes to repay in-full outstanding indebtedness under our term loan and floating rate Series G and Series H notes in the aggregate amount of approximately $290 million, with any remaining net proceeds used for general corporate purposes.

SELECTED HISTORICAL FINANCIAL DATA

The following table sets forth selected financial data of Ralcorp. You should read this information in conjunction with the financial information included elsewhere and incorporated by reference into this document. See “Where You Can Find More Information.”

	Three Months Ended
	December 31,		Year Ended September 30,
(In millions except per share data)	2009	2008	2009	2008	2007	2006	2005

Statement of Earnings Data
Net sales (a)	$991.9	$968.2	$3,891.9	$2,824.4	$2,233.4	$1,850.2	$1,675.1
Cost of products sold	(719.1)	(721.9)	(2,834.1)	(2,318.1)	(1,819.2)	(1,497.2)	(1,339.1)

Gross profit	272.8	246.3	1,057.8	506.3	414.2	353.0	336.0
Selling, general and administrative expenses	(140.0)	(147.4)	(609.0)	(328.4)	(252.8)	(226.4)	(215.1)
Interest expense, net	(26.5)	(26.3)	(99.0)	(54.6)	(42.3)	(28.1)	(16.5)
Gain (loss) on forward sale contracts (b)	—	22.5	17.6	111.8	(87.7)	(9.8)	—
Gain on sale of securities (c)	—	15.8	70.6	7.1	—	2.6	—
Restructuring charges (d)	(.7)	(.1)	(.5)	(1.7)	(.9)	(.1)	(2.7)
Litigation settlement income (e)	—	—	—	—	—	—	1.8

Earnings before income taxes and equity earnings	105.6	110.8	437.5	240.5	30.5	91.2	103.5
Income taxes	(38.4)	(41.2)	(156.9)	(86.7)	(7.5)	(29.9)	(36.6)
Equity in earnings of Vail Resorts, Inc., net of related deferred income taxes (f)	—	(4.1)	9.8	14.0	8.9	7.0	4.5

Net earnings	$67.2	$65.5	$290.4	$167.8	$31.9	$68.3	$71.4

Earnings per share:
Basic	$1.20	$1.17	$5.16	$5.51	$1.20	$2.46	$2.41
Diluted	$1.19	$1.15	$5.09	$5.38	$1.17	$2.41	$2.34
Weighted average shares outstanding:
Basic	55.9	56.0	56.2	30.3	26.4	27.7	29.6
Diluted	56.6	56.9	57.0	31.1	27.1	28.2	30.4
Balance Sheet Data
Cash and cash equivalents	$151.8		$282.8	$14.1	$9.9	$19.1	$6.2
Working capital (excl. cash and cash equivalents)	212.9		192.4	241.8	165.3	170.3	92.4
Total assets	5,260.5		5,452.2	5,343.9	1,853.1	1,507.5	1,269.5
Long-term debt	1,521.7		1,611.4	1,668.8	763.6	552.6	422.0
Other long-term liabilities	651.4		656.2	871.7	382.6	281.5	157.8
Shareholders’ equity	2,675.8		2,705.6	2,411.5	483.4	476.4	518.3
Other Data
Cash provided (used) by:
Operating activities	$120.9	$121.8	$326.7	$132.8	$217.6	$55.2	$161.0
Investing activities	(20.2)	(10.6)	(90.2)	(71.0)	(387.5)	(164.6)	(156.3)
Financing activities	(232.1)	(105.6)	29.9	(56.8)	160.0	122.3	(22.2)
Depreciation and amortization	38.4	37.3	144.7	99.5	82.4	66.8	55.8
Dividends declared per share	—	—	—	—	—	—	—

(a)	In March 2009, Ralcorp acquired Harvest Manor Farms, Inc. In August 2008, Ralcorp acquired Post Foods. In 2007, Ralcorp acquired Cottage Bakery Inc., Bloomfield Bakers, and Pastries Plus of Utah, Inc. In 2006, Ralcorp acquired Western Waffles Ltd. and Parco Foods L.L.C. In 2005, Ralcorp acquired Medallion Foods, Inc. For more information about the 2009, 2008, and 2007 acquisitions, see Note 2 to the financial statements included in Exhibit 99.1 to our Current Report on Form 8-K filed on April 5, 2010, incorporated by reference herein.

(b)	For information about the gain/loss on forward sale contracts, see Note 4 to the financial statements included in Exhibit 99.3 to our Current Report on Form 8-K filed on April 5, 2010, and Note 6 to the financial statements included in Exhibit 99.1 to our Current Report on Form 8-K filed on April 5, 2010, each of which is incorporated by reference herein.

(c)	During fiscal 2009, Ralcorp sold 7,085,706 of its shares of Vail Resorts for a total of $211.9. The shares had a carrying value of $141.3, resulting in a $70.6 gain. During August and September 2008, Ralcorp sold 368,700 of Vail shares for a total of $13.7. The shares had a carrying value of $6.6, resulting in a $7.1 gain. In March 2006, Ralcorp sold 100,000 of its Vail shares for a total of $3.8. The shares had a carrying value of $1.2, resulting in a $2.6 gain.

(d)	For information about the restructuring charges in the three months ended December 31, 2009, see Note 5 to the financial statements included in Exhibit 99.3 to our Current Report on Form 8-K filed on April 5, 2010, incorporated by reference herein. For information about the 2009, 2008, and 2007 restructuring charges, see Note 3 to the financial statements included in Exhibit 99.1 to our Current Report on Form 8-K filed on April 5, 2010, incorporated by reference herein. In 2005, charges were due to the closing of the City of Industry and Kansas City, KS plants, and the relocation of in-store bakery products.

(e)	Ralcorp received payments in settlement of legal claims, primarily related to antitrust litigation, which are shown net of related expenses.

(f)	Ralcorp ceased equity method accounting for our investment in Vail Resorts in June 2009 and completely liquidated this investment by the end of fiscal 2009.

THE EXCHANGE OFFER

Purpose of the Exchange Offer

Simultaneously with the sale of the outstanding notes, we entered into a registration rights agreement with the initial purchasers of the outstanding notes—J.P. Morgan Securities Inc., Banc of America Securities LLC, Deutsche Bank Securities Inc., SunTrust Robinson Humphrey, Inc. and Wells Fargo Securities, LLC. Under the registration rights agreement, we agreed, among other things, to:

•	file a registration statement relating to a registered exchange offer for the outstanding notes with the SEC; and

•	commence and use our commercially reasonable efforts to complete the exchange offer no later than 60 days after the registration statement was declared effective by the SEC.

We are conducting the exchange offer to satisfy our obligations under the registration rights agreement. If the exchange offer is not completed (or, if required, the shelf registration statement is not declared effective) on or before the date that is the 270th calendar day after the closing date, the annual interest rate on the Notes will increase by 0.25% per year. The amount of additional interest will increase by an additional 0.25% per year for any subsequent 90-day period until all registration defaults are cured, up to a maximum additional interest rate of 1.00% per year. A copy of the registration rights agreement has been filed with the SEC as Exhibit 4.3 to our Current Report on Form 8-K dated August 17, 2009, and is incorporated by reference as an exhibit to the registration statement of which this prospectus is a part.

The form and terms of the exchange notes are the same as the form and terms of the outstanding notes, except that the exchange notes:

•	will be registered under the Securities Act;

•	will not bear restrictive legends restricting their transfer under the Securities Act;

•	will not be entitled to the registration rights that apply to the outstanding notes; and

•	will not contain provisions relating to an increase in any interest rate in connection with the outstanding notes under circumstances related to the timing of the exchange offer.

The exchange offer is not extended to original note holders in any jurisdiction where the exchange offer does not comply with the securities or blue sky laws of that jurisdiction.

Terms of the Exchange Offer

We are offering to exchange up to $300,000,000 aggregate principal amount of exchange notes for a like aggregate principal amount of outstanding notes. The outstanding notes must be tendered properly in accordance with the conditions set forth in this prospectus and the accompanying letter of transmittal on or prior to the expiration date and not withdrawn as permitted below. In exchange for outstanding notes properly tendered and accepted, we will issue a like total principal amount of up to $300,000,000 in exchange notes. This prospectus, together with the letter of transmittal, is first being sent on or about          , 2010, to all holders of outstanding notes known to us. Our obligation to accept outstanding notes for exchange in the exchange offer is subject to the conditions described below under the heading “—Conditions to the Exchange Offer.” The exchange offer is not conditioned upon holders tendering a minimum principal amount of outstanding notes. As of the date of this prospectus, $300,000,000 aggregate principal amount of outstanding notes are outstanding.

Outstanding notes tendered in the exchange offer must be in denominations of U.S. $2,000 and any higher integral multiple of $1,000.

Holders of the outstanding notes do not have any appraisal or dissenters’ rights in connection with the exchange offer. If you do not tender your outstanding notes or if you tender outstanding notes that we do not accept, your outstanding notes will remain outstanding. Any outstanding notes will be entitled to the benefits of the indenture but will not be entitled to any further registration rights under the registration rights agreement, except under limited circumstances. Existing transfer restrictions would continue to apply to such outstanding notes. See “Risk Factors—There are significant consequences if you fail to exchange your outstanding notes” for more information regarding outstanding notes outstanding after the exchange offer.

After the expiration date, we will return to the holder any tendered outstanding notes that we did not accept for exchange.

None of us, our board of directors or our management recommends that you tender or not tender outstanding notes in the exchange offer or has authorized anyone to make any recommendation. You must decide whether to tender in the exchange offer and, if you decide to tender, the aggregate amount of outstanding notes to tender.

The expiration date is          , Eastern Standard Time, on          , 2010, or such later date and time to which we extend the exchange offer.

We have the right, in accordance with applicable law, at any time:

•	to delay the acceptance of the outstanding notes;

•	to terminate the exchange offer and not accept any outstanding notes for exchange if we determine that any of the conditions to the exchange offer have not occurred or have not been satisfied;

•	to extend the expiration date of the exchange offer and retain all outstanding notes tendered in the exchange offer other than those notes properly withdrawn; and

•	to waive any condition or amend the terms of the exchange offer in any manner.

If we materially amend the exchange offer, we will as promptly as practicable distribute a prospectus supplement to the holders of the outstanding notes disclosing the change and extend the exchange offer.

If we exercise any of the rights listed above, we will as promptly as practicable give oral or written notice of the action to the exchange agent and will make a public announcement of such action. In the case of an extension, an announcement will be made no later than 9:00 a.m., Eastern Standard Time on the next business day after the previously scheduled expiration date.

Acceptance of Outstanding Notes for Exchange and Issuance of Outstanding Notes

As promptly as practicable after the expiration date, we will accept all outstanding notes validly tendered and not withdrawn, and we will issue exchange notes registered under the Securities Act to the exchange agent. The exchange agent might not deliver the exchange notes to all tendering holders at the same time. The timing of delivery depends upon when the exchange agent receives and processes the required documents.

We will be deemed to have exchanged outstanding notes validly tendered and not withdrawn when we give oral or written notice to the exchange agent of our acceptance of the tendered outstanding notes, with written confirmation of any oral notice to be given promptly thereafter. The exchange agent is our agent for receiving tenders of outstanding notes, letters of transmittal and related documents.

In tendering outstanding notes, you must warrant in the letter of transmittal or in an agent’s message (described below) that:

•	you have full power and authority to tender, exchange, sell, assign and transfer outstanding notes;

•	we will acquire good, marketable and unencumbered title to the tendered outstanding notes, free and clear of all liens, restrictions, charges and other encumbrances; and

•	the outstanding notes tendered for exchange are not subject to any adverse claims or proxies.

You also must warrant and agree that you will, upon request, execute and deliver any additional documents requested by us or the exchange agent to complete the exchange, sale, assignment and transfer of the outstanding notes.

Procedures for Tendering Outstanding Notes

Valid Tender

When the holder of outstanding notes tenders, and we accept, outstanding notes for exchange, a binding agreement between us, on the one hand, and the tendering holder, on the other hand, is created, subject to the terms and conditions set forth in this prospectus and the accompanying letter of transmittal. Except as set forth below, a holder of outstanding notes who wishes to tender outstanding notes for exchange must, on or prior to the expiration date:

•	transmit a properly completed and duly executed letter of transmittal, including all other documents required by such letter of transmittal (including outstanding notes), to the exchange agent, Deutsche Bank Trust Company Americas, at the address set forth below under the heading “—Exchange Agent;”

•	if outstanding notes are tendered pursuant to the book-entry procedures set forth below, the tendering holder must deliver a completed and duly executed letter of transmittal or arrange with the Depository Trust Company, or DTC, to cause an agent’s message to be transmitted with the required information (including a book-entry confirmation), to the exchange agent at the address set forth below under the heading “—Exchange Agent;” or

•	comply with the provisions set forth below under “—Guaranteed Delivery.”

In addition, on or prior to the expiration date:

•	the exchange agent must receive the certificates for the outstanding notes and the letter of transmittal;

•	the exchange agent must receive a timely confirmation of the book-entry transfer of the outstanding notes being tendered into the exchange agent’s account at DTC, along with the letter of transmittal or an agent’s message; or

•	the holder must comply with the guaranteed delivery procedures described below.

The letter of transmittal or agent’s message may be delivered by mail, facsimile, hand delivery or overnight carrier, to the exchange agent.

The term “agent’s message” means a message transmitted to the exchange agent by DTC which states that DTC has received an express acknowledgment that the tendering holder agrees to be bound by the letter of transmittal and that we may enforce the letter of transmittal against such holder.

If you beneficially own outstanding notes and those notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee or custodian and you wish to tender your outstanding notes in the exchange offer, you should contact the registered holder as soon as possible and instruct it to tender the outstanding notes on your behalf and comply with the instructions set forth in this prospectus and the letter of transmittal.

If you tender fewer than all of your outstanding notes, you should fill in the amount of notes tendered in the appropriate box on the letter of transmittal. If you do not indicate the amount tendered in the appropriate box, we will assume you are tendering all outstanding notes that you hold.

The method of delivery of the certificates for the outstanding notes, the letter of transmittal and all other required documents is at the election and sole risk of the holders. If delivery is by mail, we recommend registered mail with return receipt requested, properly insured, or overnight delivery service. In all cases, you should allow sufficient time to assure timely delivery. No letters of transmittal or outstanding notes should be sent directly to us. Delivery is complete when the exchange agent actually receives the items to be delivered. Delivery of documents to DTC in accordance with DTC’s procedures does not constitute delivery to the exchange agent.

Signature Guarantees

Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless the outstanding notes surrendered for exchange are tendered:

•	by a registered holder of outstanding notes who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal; or

•	for the account of an eligible institution.

An “eligible institution” is a firm or other entity which is identified as an “Eligible Guarantor Institution” in Rule 17Ad-15 under the Exchange Act, including:

•	a bank;

•	a broker, dealer, municipal securities broker or dealer or government securities broker or dealer;

•	a credit union;

•	a national securities exchange, registered securities association or clearing agency; or

•	a savings association.

If signatures on a letter of transmittal or notice of withdrawal are required to be guaranteed, the guarantor must be an eligible institution.

If outstanding notes are registered in the name of a person other than the signer of the letter of transmittal, the outstanding notes surrendered for exchange must be endorsed or accompanied by a written instrument or instruments of transfer or exchange, in satisfactory form as determined by us in our sole discretion, duly executed by the registered holder with the holder’s signature guaranteed by an eligible institution.

Deemed Representations

To participate in the exchange offer, we require that you represent to us that:

(i) you or any other person acquiring exchange notes in exchange for your outstanding notes in the exchange offer is acquiring them in the ordinary course of business;

(ii) neither you nor any other person acquiring exchange notes in exchange for your outstanding notes in the exchange offer is engaging in or intends to engage in a distribution of the exchange notes within the meaning of the federal securities laws;

(iii) neither you nor any other person acquiring exchange notes in exchange for your outstanding notes has an arrangement or understanding with any person to participate in the distribution of exchange notes issued in the exchange offer;

(iv) neither you nor any other person acquiring exchange notes in exchange for your outstanding notes is our “affiliate” as defined under Rule 405 of the Securities Act; and

(v) if you or another person acquiring exchange notes in exchange for your outstanding notes is a broker-dealer and you acquired the outstanding notes as a result of market-making activities or other trading activities, you acknowledge that you will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the exchange notes.

By tendering your outstanding notes you are deemed to have made these representations.

Broker-dealers who cannot make the representations in item (v) of the paragraph above cannot use this prospectus in connection with resales of the exchange notes issued in the exchange offer.

If you are our “affiliate,” as defined under Rule 405 of the Securities Act, if you are a broker-dealer who acquired your outstanding notes in the initial offering and not as a result of market-making or trading activities, or if you are engaged in or intend to engage in or have an arrangement or understanding with any person to participate in a distribution of exchange notes acquired in the exchange offer, you or that person:

(i) may not rely on the applicable interpretations of the staff of the SEC and therefore may not participate in the exchange offer; and

(ii) must comply with the registration and prospectus delivery requirements of the Securities Act or an exemption therefrom when reselling the outstanding notes.

Book-Entry Transfers

For tenders by book-entry transfer of outstanding notes cleared through DTC, the exchange agent will make a request to establish an account at DTC for purposes of the exchange offer. Any financial institution that is a DTC participant may make book-entry delivery of outstanding notes by causing DTC to transfer the outstanding notes into the exchange agent’s account at DTC in accordance with DTC’s procedures for transfer. The exchange agent and DTC have confirmed that any financial institution that is a participant in DTC may use the Automated Tender Offer Program, or ATOP, procedures to tender outstanding notes. Accordingly, any participant in DTC may make book-entry delivery of outstanding notes by causing DTC to transfer those outstanding notes into the exchange agent’s account in accordance with its ATOP procedures for transfer.

Notwithstanding the ability of holders of outstanding notes to effect delivery of outstanding notes through book-entry transfer at DTC, either:

•	the letter of transmittal or a facsimile thereof, or an agent’s message in lieu of the letter of transmittal, with any required signature guarantees and any other required documents must be transmitted to and received by the exchange agent prior to the expiration date at the address given below under “—Exchange Agent;” or

•	the guaranteed delivery procedures described below must be complied with.

Guaranteed Delivery

If a holder wants to tender outstanding notes in the exchange offer and (1) the certificates for the outstanding notes are not immediately available or all required documents are unlikely to reach the exchange agent on or prior to the expiration date, or (2) a book-entry transfer cannot be completed on a timely basis, the outstanding notes may be tendered if the holder complies with the following guaranteed delivery procedures:

•	the tender is made by or through an eligible institution;

•	the eligible institution delivers a properly completed and duly executed notice of guaranteed delivery, substantially in the form provided, to the exchange agent on or prior to the expiration date:

•	setting forth the name and address of the holder of the outstanding notes being tendered and the amount of the outstanding notes being tendered;

•	stating that the tender is being made; and

•	guaranteeing that, within three (3) New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery, the certificates for all physically tendered outstanding notes, in proper form for transfer, or a book-entry confirmation, as the case may be, together with a properly completed and duly executed letter of transmittal, or an agent’s message, with any required signature guarantees and any other documents required by the letter of transmittal, will be deposited by the eligible institution with the exchange agent; and

•	the exchange agent receives the certificates for the outstanding notes, or a confirmation of book-entry transfer, and a properly completed and duly executed letter of transmittal, or an agent’s message in lieu thereof, with any required signature guarantees and any other documents required by the letter of transmittal within three (3) New York Stock Exchange trading days after the notice of guaranteed delivery is executed for all such tendered outstanding notes.

You may deliver the notice of guaranteed delivery by hand, facsimile, mail or overnight delivery to the exchange agent and you must include a guarantee by an eligible institution in the form described above in such notice.

Our acceptance of properly tendered outstanding notes is a binding agreement between the tendering holder and us upon the terms and subject to the conditions of the exchange offer.

Determination of Validity

We, in our sole discretion, will resolve all questions regarding the form of documents, validity, eligibility, including time of receipt, and acceptance for exchange of any tendered outstanding notes. Our determination of these questions as well as our interpretation of the terms and conditions of the exchange offer, including the letter of transmittal, will be final and binding on all parties. A tender of outstanding notes is invalid until all defects and irregularities have been cured or waived. Holders must cure any defects and irregularities in connection with tenders of outstanding notes for exchange within such reasonable period of time as we will determine, unless we waive the defects or irregularities. Neither us, any of our affiliates or assigns, the exchange agent nor any other person is under any obligation to give notice of any defects or irregularities in tenders nor will they be liable for failing to give any such notice.

We reserve the absolute right, in our sole and absolute discretion:

•	to reject any tenders determined to be in improper form or unlawful;

•	to waive any of the conditions of the exchange offer; and

•	to waive any condition or irregularity in the tender of outstanding notes by any holder, whether or not we waive similar conditions or irregularities in the case of other holders.

If any letter of transmittal, endorsement, bond power, power of attorney, or any other document required by the letter of transmittal is signed by a trustee, executor, administrator, guardian,

attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, that person must indicate such capacity when signing. In addition, unless waived by us, the person must submit proper evidence satisfactory to us, in our sole discretion, of his or her authority to so act.

Resales of Exchange Notes

Based on interpretive letters issued by the SEC staff to third parties in transactions similar to the exchange offer, we believe that a holder of exchange notes, other than a broker-dealer, may offer exchange notes for resale, resell and otherwise transfer the exchange notes without delivering a prospectus to prospective purchasers, if the holder acquired the exchange notes in the ordinary course of business, has no intention of engaging in a “distribution” (as defined under the Securities Act) of the exchange notes and is not an “affiliate” (as defined under the Securities Act) of Ralcorp. We will not seek our own interpretive letter. As a result, we cannot assure you that the staff will take the same position on this exchange offer as it did in interpretive letters to other parties in similar transactions.

By tendering outstanding notes, the holder, other than participating broker-dealers, as defined below, of those outstanding notes will represent to us that, among other things:

•	the exchange notes acquired in the exchange offer are being obtained in the ordinary course of business of the person receiving the exchange notes, whether or not that person is the holder;

•	neither the holder nor any other person receiving the exchange notes is engaged in, intends to engage in or has an arrangement or understanding with any person to participate in a “distribution” (as defined under the Securities Act) of the exchange notes; and

•	neither the holder nor any other person receiving the exchange notes is an “affiliate” (as defined under the Securities Act) of Ralcorp.

If any holder or any such other person is an “affiliate” of Ralcorp or is engaged in, intends to engage in or has an arrangement or understanding with any person to participate in a “distribution” of the exchange notes, such holder or other person:

•	may not rely on the applicable interpretations of the staff of the SEC referred to above; and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

Each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes must represent that the outstanding notes to be exchanged for the exchange notes were acquired by it as a result of market-making activities or other trading activities and acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any offer to resell, resale or other retransfer of the exchange notes pursuant to the exchange offer. Any such broker-dealer is referred to as a participating broker-dealer. However, by so acknowledging and by delivering a prospectus, the participating broker-dealer will not be deemed to admit that it is an “underwriter” (as defined under the Securities Act). If a broker-dealer acquired outstanding notes as a result of market-making or other trading activities, it may use this prospectus, as amended or supplemented, in connection with offers to resell, resales or retransfers of exchange notes received in exchange for the outstanding notes pursuant to the exchange offer. We have agreed that, during the period ending 180 days after the consummation of the exchange offer, subject to extension in limited circumstances, we will use all commercially reasonable efforts to keep the exchange offer registration statement effective and make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution” for a discussion of the exchange and resale obligations of broker-dealers in connection with the exchange offer.

Withdrawal Rights

You can withdraw tenders of outstanding notes at any time prior to          , Eastern Standard Time, on the expiration date.

For a withdrawal to be effective, you must deliver a written notice of withdrawal to the exchange agent. The notice of withdrawal must:

•	specify the name of the person tendering the outstanding notes to be withdrawn;

•	identify the outstanding notes to be withdrawn, including the total principal amount of outstanding notes to be withdrawn;

•	where certificates for outstanding notes are transmitted, list the name of the registered holder of the outstanding notes if different from the person withdrawing the outstanding notes;

•	contain a statement that the holder is withdrawing his election to have the outstanding notes exchanged; and

•	be signed by the holder in the same manner as the original signature on the letter of transmittal by which the outstanding notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer to have the trustee with respect to the outstanding notes register the transfer of the outstanding notes in the name of the person withdrawing the tender.

If you delivered or otherwise identified pursuant to the guaranteed delivery procedures outstanding notes to the exchange agent, you must submit the serial numbers of the outstanding notes to be withdrawn and the signature on the notice of withdrawal must be guaranteed by an eligible institution, except in the case of outstanding notes tendered for the account of an eligible institution. If you tendered outstanding notes as a book-entry transfer, the notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn outstanding notes and you must deliver the notice of withdrawal to the exchange agent. You may not rescind withdrawals of tender; however, outstanding notes properly withdrawn may again be tendered at any time on or prior to the expiration date.

We will determine all questions regarding the form of withdrawal, validity, eligibility, including time of receipt, and acceptance of withdrawal notices. Our determination of these questions as well as our interpretation of the terms and conditions of the exchange offer (including the letter of transmittal) will be final and binding on all parties. Neither us, any of our affiliates or assigns, the exchange agent nor any other person is under any obligation to give notice of any irregularities in any notice of withdrawal, nor will they be liable for failing to give any such notice.

In the case of outstanding notes tendered by book-entry transfer through DTC, the outstanding notes withdrawn or not exchanged will be credited to an account maintained with DTC. Withdrawn outstanding notes will be returned to the holder after withdrawal. The outstanding notes will be returned or credited to the account maintained with DTC as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Any outstanding notes which have been tendered for exchange but which are not exchanged for any reason will be returned to the holder thereof without cost to the holder.

Properly withdrawn outstanding notes may again be tendered by following one of the procedures described under “—Procedures for Tendering Outstanding Notes” above at any time prior to          , Eastern Standard Time, on the expiration date.

Conditions to the Exchange Offer

Notwithstanding any other provision of the exchange offer, we are not required to accept for exchange, or to issue exchange notes in exchange for, any outstanding notes, and we may terminate

or amend the exchange offer, if at any time prior to          , Eastern Standard Time, on the expiration date, we determine that the exchange offer violates applicable law or SEC policy.

The foregoing conditions are for our sole benefit, and we may assert them regardless of the circumstances giving rise to any such condition, or we may waive the conditions, completely or partially, whenever or as many times as we choose, in our reasonable discretion. The foregoing rights are not deemed waived because we fail to exercise them, but continue in effect, and we may still assert them whenever or as many times as we choose. If we determine that a waiver of conditions materially changes the exchange offer, the prospectus will be amended or supplemented, and the exchange offer extended, if appropriate, as described under “—Terms of the Exchange Offer.”

In addition, at a time when any stop order is threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or with respect to the qualification of the indenture under the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”), we will not accept for exchange any outstanding notes tendered, and no exchange notes will be issued in exchange for any such outstanding notes.

If we terminate or suspend the exchange offer based on a determination that the exchange offer violates applicable law or SEC policy, the registration rights agreement requires that we use our commercially reasonable efforts to cause a shelf registration statement covering the resale of the outstanding notes to be filed within 90 days and declared effective by the SEC as soon as reasonably practicable.

Exchange Agent

We appointed Deutsche Bank Trust Company Americas, as exchange agent for the exchange offer. You should direct questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery to the exchange agent at the address and phone number as follows:

By Facsimile Transmission or
By Regular, Registered or	Electronic Mail (for Eligible	For Hand or Overnight
Certified Mail:	Institutions Only):	Delivery:

DB Services Tennessee, Inc.		DB Services Tennessee, Inc.
P.O. Box 305050	(615) 866-3889	648 Grassmere Park Road
Nashville, Tennessee 37211 Attn: Reorganization Unit	DB.Reorg@db.com	Nashville, Tennessee 37211 Attn: Reorganization Unit

For Information:

1-800-735-7777

If you deliver letters of transmittal and any other required documents to an address or facsimile number other than those listed above, your tender is invalid.

Fees and Expenses

The registration rights agreement provides that we will bear all expenses in connection with the performance of our obligations relating to the registration of the exchange notes and the conduct of the exchange offer. These expenses include registration and filing fees, accounting and legal fees and printing costs, among others. We will pay the exchange agent reasonable and customary fees for its services and reasonable out-of-pocket expenses. We will also reimburse brokerage houses and other custodians, nominees and fiduciaries for customary mailing and handling expenses incurred by them in forwarding this prospectus and related documents to their clients that are holders of outstanding notes and for handling or tendering for such clients.

We have not retained any dealer-manager in connection with the exchange offer and will not pay any fee or commission to any broker, dealer, nominee or other person, other than the exchange agent, for soliciting tenders of outstanding notes pursuant to the exchange offer.

Accounting Treatment

The exchange notes will be recorded at the same carrying value as the outstanding notes, as reflected in our accounting records on the date of exchange. Accordingly, we will recognize no gain or loss for accounting purposes upon the closing of the exchange offer. The expenses of the exchange offer will be expensed as incurred.

Transfer Taxes

Holders who tender their outstanding notes for exchange will not be obligated to pay any transfer taxes in connection with the exchange. If, however, exchange notes issued in the exchange offer are to be delivered to, or are to be issued in the name of, any person other than the holder of the outstanding notes tendered, or if a transfer tax is imposed for any reason other than the exchange of outstanding notes in connection with the exchange offer, then the holder must pay any such transfer taxes, whether imposed on the registered holder or on any other person. If satisfactory evidence of payment of, or exemption from, such taxes is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed directly to the tendering holder.

Consequences of Failure to Exchange Outstanding Notes

Holders who desire to tender their outstanding notes in exchange for exchange notes should allow sufficient time to ensure timely delivery. Neither the exchange agent nor Ralcorp is under any duty to give notification of defects or irregularities with respect to the tenders of notes for exchange.

Outstanding notes that are not tendered or are tendered but not accepted will, following the consummation of the exchange offer, continue to be subject to the provisions in the indenture regarding the transfer and exchange of the outstanding notes and the existing restrictions on transfer set forth in the legend on the outstanding notes and in the confidential offering memorandum dated August 11, 2009 relating to the outstanding notes. Except in limited circumstances with respect to specific types of holders of outstanding notes, we will have no further obligation to provide for the registration under the Securities Act of such outstanding notes. In general, outstanding notes, unless registered under the Securities Act, may not be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not currently anticipate that we will take any action to register the outstanding notes under the Securities Act or under any state securities laws.

Upon completion of the exchange offer, holders of the outstanding notes will not be entitled to any further registration rights under the registration rights agreement, except under limited circumstances. Holders of the exchange notes and any outstanding notes which remain outstanding after consummation of the exchange offer will vote together as a single class for purposes of determining whether holders of the requisite percentage of the class have taken certain actions or exercised certain rights under the indenture.

Consequences of Exchanging Outstanding Notes

Under existing interpretations of the Securities Act by the SEC’s staff contained in several no-action letters to third parties, we believe that the exchange notes may be offered for resale, resold or otherwise transferred by holders after the exchange offer other than by any holder who is one of our “affiliates” (as defined in Rule 405 under the Securities Act). Such notes may be offered for resale, resold or otherwise transferred without compliance with the registration and prospectus delivery provisions of the Securities Act, if:

•	such exchange notes are acquired in the ordinary course of such holder’s business; and

•	such holder, other than broker-dealers, has no arrangement or understanding with any person to participate in the distribution of the exchange notes.

However, the SEC has not considered the exchange offer in the context of a no-action letter and we cannot guarantee that the staff of the SEC would make a similar determination with respect to the exchange offer as in such other circumstances. Each holder, other than a broker-dealer, must furnish a written representation, at our request, that:

•	it is not an affiliate of Ralcorp;

•	it is not engaged in, and does not intend to engage in, a distribution of the exchange notes and has no arrangement or understanding to participate in a distribution of exchange notes; and

•	it is acquiring the exchange notes in the ordinary course of its business.

Each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes must acknowledge that such outstanding notes were acquired by such broker-dealer as a result of market-making or other trading activities and that it will deliver a prospectus in connection with any resale of such exchange notes. See “Plan of Distribution” for a discussion of the exchange and resale obligations of broker-dealers in connection with the exchange offer.

DESCRIPTION OF THE EXCHANGE NOTES

You can find the definitions of certain terms used in this description under the subheading “Definitions.” In this description, references to “Ralcorp,” “us” and “our” refer only to Ralcorp Holdings, Inc. and not to any of its subsidiaries and the term “Subsidiary Guarantor” refers only to such Subsidiary Guarantor and not any of its subsidiaries. Except as otherwise indicated below, the following summary applies to both the outstanding notes issued August 14, 2009 pursuant to the a senior secured indenture (the “Indenture”) among us, the Subsidiary Guarantors (as defined below) and Deutsche Bank Trust Company Americas, as trustee, and to the exchange notes to be issued in connection with the exchange offer. Ralcorp will also issue the exchange notes under the Indenture. The term “Notes” as used in this section means the exchange notes and the outstanding notes, in each case outstanding at any given time and issued under the Indenture. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939. The terms of the exchange notes are the same as the terms of the outstanding notes, except that (i) the exchange notes will be registered under the Securities Act, (ii) the exchange notes will not bear restrictive legends restricting their transfer under the Securities Act, (iii) holders of the exchange notes are not entitled to certain rights under the registration rights agreement and (iv) the exchange notes will not contain provisions relating to an increase in any interest rate in connection with the outstanding notes under circumstances related to the timing of the exchange offer.

The following description is a summary of the material provisions of the indenture. It does not restate the indenture in its entirety. We urge you to read the indenture because it, and not this description, defines your rights as holders of the notes. Copies of the indenture are available upon request to Ralcorp at the address indicated under “Where You Can Find More Information” elsewhere in this prospectus. Whenever there is a reference to defined terms of the Indenture, the defined terms are incorporated by reference, and the statement is qualified in its entirety by that reference.

General

The Notes will mature on August 15, 2039 at 100% of their principal amount. The Notes will constitute unsubordinated indebtedness and will rank equally with all our other unsubordinated indebtedness from time to time outstanding. The Notes will be secured by a pledge of 65% of the capital stock of certain of our material foreign subsidiaries on an equal and ratable basis with our Credit Facilities (as defined below) and other outstanding notes to the extent that our Credit Facilities remain so secured. If the pledge securing our Credit Facilities expires or terminates, then such capital stock will no longer secure the Notes.

The Notes will be fully, unconditionally and irrevocably guaranteed as to the payment of principal (and premium, if any) and interest (including additional interest, if any) by the Subsidiary Guarantors. The Notes will rank equally with our and each of our Subsidiary Guarantor’s outstanding unsubordinated indebtedness. The Notes will be effectively subordinated to all of our and each of our Subsidiary Guarantor’s secured indebtedness (other than with respect to the stock pledge) and to all indebtedness of our non-guarantor subsidiaries. As of December 31, 2009, we and the Subsidiary Guarantors had approximately $1,567.3 million of outstanding indebtedness, including approximately $5.6 million of indebtedness secured by collateral other than the stock pledge, and our non-guarantor subsidiaries had no outstanding indebtedness. See “Risk Factors—Our substantial long-term indebtedness, which was approximately $1,567.3 million as of December 31, 2009, could adversely affect our operations and financial condition.”

The Indenture does not limit the amount of debt securities which we may issue or the incurrence of liabilities by our non-guarantor subsidiaries. Subject to the limits set forth in the Indenture, we and our Subsidiary Guarantors may incur additional secured debt without securing the Notes equally and ratably. We may issue debt securities under the Indenture up to the aggregate principal amount authorized by our board of directors from time to time. In addition, we may from time to time, without giving notice to or seeking the consent of the holders of the Notes, issue debt securities having the same ranking and the same interest rate, maturity and other terms as the Notes other than issue date, issue price and the payment of interest accruing prior to the issue date of the additional Notes. Any additional debt securities having such similar terms, together with the Notes, will constitute a single series of securities under the Indenture.

The Notes will not be listed on any securities exchange or quoted on any automated quotation system.

None of our or our Subsidiary Guarantors’ shareholders, officers or directors, past, present or future, will have any personal liability with respect to our obligations under the Indenture, the Notes or the guarantees.

Payment

The Notes will bear interest at the rate of 6.625% per year from August 14, 2009, payable semiannually in arrears on February 15 and August 15 of each year, commencing February 15, 2010, to the persons in whose names the Notes were registered at the close of business on the immediately preceding February 1 and August 1, respectively (whether or not a business day). Interest on the Notes (including additional interest, if any) will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Payments in respect of the Notes will be made in U.S. dollars at the office or agency we may designate from time to time, except that, at our option, interest payments on the Notes may be made by checks mailed to the holders of the Notes entitled to payments at their registered addresses or, in the case of holders of $1 million or more in aggregate principal amount of the Notes, by wire transfer to an account designated by the registered holder; and payment of any installment of interest on the Notes in registered form will be made to the person in whose name such Note is registered at the close of business on the regular record date for such interest.

Form and Denominations

The Notes will be issued only in fully registered form, without coupons, and will be denominated in U.S. dollars issued only in denominations of $2,000 and any higher integral multiple of $1,000.

Subsidiary Guarantees

All of our existing and future Subsidiaries (as defined below) that are guarantors of our credit agreements or other indebtedness for borrowed money will be required to unconditionally guarantee payment of the Notes for so long as they remain guarantors under such other indebtedness (the “Subsidiary Guarantors”).

“Subsidiary” means, as to any person, any corporation, association or other business entity in which such person, or one or more of its Subsidiaries or such person and one or more of its Subsidiaries owns sufficient equity or voting interests to enable it or them (as a group) ordinarily, in the absence of contingencies, to elect a majority of the directors (or persons performing similar functions) of such entity, and any partnership or joint venture if more than a 50% interest in the profits or capital thereof is owned by such person, or one or more of its Subsidiaries or such person and one or more of its Subsidiaries (unless such partnership can and does ordinarily take major business actions without the prior approval of such person, or one or more of its Subsidiaries or such person and one or more of its Subsidiaries). Unless the context otherwise clearly requires, any reference to a “Subsidiary” is a reference to a Subsidiary of ours.

Optional Redemption

The Notes may be redeemed, at our option, at any time in whole or from time to time in part. The redemption price for the Notes to be redeemed on any redemption date will be equal to the greater of the following amounts:

•	100% of the principal amount of the Notes being redeemed on the redemption date; or

•	the sum of the present values of the remaining scheduled payments of principal and interest (including additional interest, if any) on the Notes being redeemed on that redemption date (not including any portion of any payments of interest (including additional interest, if any) accrued to the redemption date) discounted to the redemption date on a semiannual basis at the Treasury Rate (as defined below), as determined by the Reference Treasury Dealer (as defined below), plus 35 basis points;

plus, in each case, accrued and unpaid interest (including additional interest, if any) on the Notes to the redemption date. Notwithstanding the foregoing, installments of interest on the Notes that are due and payable on interest payment dates falling on or prior to a redemption date will be payable on the interest payment date to the registered holders as of the close of business on the relevant record date according to the Notes and the Indenture. The redemption price will be calculated on the basis of a 360-day year comprised of twelve 30-day months.

We will mail notice of any redemption at least 30 days but not more than 60 days before the redemption date to each registered holder of the Notes to be redeemed. Once notice of redemption is mailed, the Notes called for redemption will become due and payable on the redemption date and at the applicable redemption price, plus accrued and unpaid interest (including additional interest, if any) to the redemption date.

On and after the redemption date, interest (including additional interest, if any) will cease to accrue on the Notes or any portion of the Notes called for redemption (unless we default in the payment of the redemption price and accrued interest(including additional interest, if any)). On or before the redemption date, we will deposit with a paying agent or the trustee money sufficient to pay the redemption price of and accrued interest (including additional interest, if any) on the Notes to be redeemed on that date. If less than all of the Notes are to be redeemed, the Notes to be redeemed shall be selected by the trustee by a method the trustee deems to be fair and appropriate.

In addition, we or any Subsidiary Guarantor may at any time purchase Notes at any price in the open market or otherwise. Notes so purchased by us or any Subsidiary Guarantor may, at our sole option, be held, resold or surrendered to the Trustee for cancellation.

Definitions

“Comparable Treasury Issue” means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term of the Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Notes.

“Comparable Treasury Price” means, with respect to any redemption date, (i) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (ii) if the Quotation Agent obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations, or (iii) if only one Reference Treasury Dealer Quotation is received, such quotation.

“Quotation Agent” means one of the Reference Treasury Dealers selected by us.

“Reference Treasury Dealer” means (i) J.P. Morgan Securities Inc. and Banc of America Securities LLC (or their respective affiliates which are Primary Treasury Dealers), and their successors; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in the United States (a “Primary Treasury Dealer”), we will substitute therefor another Primary Treasury Dealer; and (ii) any other Primary Treasury Dealer(s) selected by us.

“Reference Treasury Dealer Quotation” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Quotation Agent, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Quotation Agent by such Reference Treasury Dealer at 5:00 p.m. (New York City time) on the third business day preceding such redemption date.

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

Offer to Redeem Upon Change of Control Triggering Event

Upon the occurrence of a Change of Control Triggering Event, unless we have exercised our right to redeem the Notes as described under “— Optional Redemption,” the Indenture provides that each holder of Notes will have the right to require us to purchase all or a portion of such holder’s Notes pursuant to the offer described below (the “Change of Control Offer”), at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any (including additional interest, if any), to the date of purchase, subject to the rights of holders of Notes on the relevant record date to receive interest (including additional interest, if any) due on the relevant interest payment date.

Unless we have exercised our right to redeem the Notes, within 30 days following the date upon which the Change of Control Triggering Event occurred, or at our option, prior to any Change of Control but after the public announcement of the pending Change of Control, we will be required to send, by first class mail, a notice to each holder of Notes, with a copy to the trustee, which notice will govern the terms of the Change of Control Offer. Such notice will state, among other things, the purchase date, which must be no earlier than 30 days nor later than 60 days from the date such notice is mailed, other than as may be required by law (the “Change of Control Payment Date”). The notice, if mailed prior to the date of consummation of the Change of Control, will state that the Change of Control Offer is conditioned on the Change of Control being consummated on or prior to the Change of Control Payment Date. Holders of Notes electing to have Notes purchased pursuant to a Change of Control Offer will be required to surrender their Notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Note completed, to the paying agent at the address specified in the notice, or transfer their Notes to the paying agent by book-entry transfer pursuant to the applicable procedures of the paying agent, prior to the close of business on the third business day prior to the Change of Control Payment Date.

We will not be required to make a Change of Control Offer if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for such an offer made by us and such third party purchases all Notes properly tendered and not withdrawn under its offer.

“Change of Control” means the occurrence of any one of the following:

(1) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one transaction or a series of related transactions, of all or substantially all of the assets of us and our Subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) other than to us or one of our Subsidiaries;

(2) the consummation of any transaction (including without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of our outstanding Voting Stock, measured by voting power rather than number of shares;

(3) we consolidate with, or merge with or into, any person, or any person consolidates with, or merges with or into, us, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of us or such other person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of our Voting Stock outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock of the surviving person immediately after giving effect to such transaction;

(4) the first day on which the majority of the members of our board of directors cease to be Continuing Directors; or

(5) the approval of a plan relating to our liquidation or dissolution by our stockholders.

Notwithstanding the foregoing, a transaction (or series of related transactions) will not be deemed to involve a Change of Control under clauses (1) or (2) above if we become a direct or indirect wholly owned subsidiary of a holding company and (a) the direct or indirect holders of a majority of the Voting Stock of such holding company immediately following that transaction are substantially the same as the holders of a majority of our Voting Stock immediately prior to that transaction or (b) the shares of our Voting Stock outstanding immediately prior to such transaction are converted into or exchanged for a majority of the Voting Stock of such holding company immediately after giving effect to such transaction.

“Change of Control Triggering Event” means the rating on the Notes is lowered by both of the Rating Agencies and the Notes are rated below an Investment Grade Rating by each of the Rating Agencies, in each case, on any date during the period (the “Trigger Period”) commencing 60 days prior to the first public announcement by us of any Change of Control (or pending Change of Control) and ending 60 days following consummation of such Change of Control (which Trigger Period will be extended following consummation of a Change of Control for so long as any of the Rating Agencies has publicly announced that it is considering a possible ratings change). If either of the Rating Agencies (including any replacement rating agency) has ceased to provide a rating for the Notes at the commencement of any Trigger Period, a Change of Control Triggering Event will mean the rating on the Notes is lowered by the remaining Rating Agency and the Notes are rated below Investment Grade by such agency on any date during the Trigger Period. If both Rating Agencies (including any replacement rating agency) have ceased to provide a rating for the Notes, at the commencement of any Trigger Period, a Change of Control Triggering Event will be deemed to have occurred. Notwithstanding the foregoing, no Change of Control Triggering Event will be deemed to have occurred in connection with any particular Change of Control unless and until such Change of Control has actually been consummated.

“Continuing Director” means, as of any date of determination, any member of our board of directors who:

(1) was a member of our board of directors on the date of the Indenture; or

(2) was nominated for election or elected or appointed to such board of directors with the approval of a majority of the Continuing Directors who were members of such board of directors at the time of such nomination, election or appointment (or such lesser number comprising a majority of a nominating committee if authority for such nomination, election or appointment has been delegated to a nominating committee whose authority and composition have been approved by at least a majority of the directors who were Continuing Directors at the time such committee was formed), whether by specific vote or by approval of the proxy statement in which such individual is named as a nominee or otherwise.

Holders would not be entitled to require us to purchase the Notes in certain circumstances involving a significant change in the composition of our board of directors, including in connection with a proxy contest where our board of directors does not approve a dissident slate of directors but approves them as Continuing Directors, even if our board of directors initially opposed the directors.

“Investment Grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating category of Moody’s); a rating of BBB- or better by S&P (or its equivalent under any successor rating category of S&P); or, if applicable, the equivalent investment grade rating by any replacement Rating Agency.

“Moody’s” means Moody’s Investors Service, Inc., a subsidiary of Moody’s Corporation, or its successors.

“S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business, or its successors.

“Rating Agency” means each of Moody’s and S&P; provided, that if any of Moody’s or S&P ceases to provide rating services to issuers or investors, we may appoint a replacement for such Rating Agency that is reasonably acceptable to the trustee under the Indenture, provided that Fitch Inc. or its successors shall be deemed to be reasonably acceptable.

“Voting Stock” of any specified person as of any date means the capital stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.

The phrase “all or substantially all,” as used with respect to the assets of the Company in the definition of “Change of Control,” is subject to interpretation under applicable state law, and its applicability in a given instance would depend upon the facts and circumstances. As a result, there may be a degree of uncertainty in ascertaining whether a sale or transfer of “all or substantially all” the assets of the Company has occurred in a particular instance, in which case a holder’s ability to obtain the benefit of these provisions could be unclear.

We will not be required pursuant to the Indenture to repurchase the Notes, in whole or in part, with the proceeds of any sale, transfer or other disposition of any shares of capital stock of any Subsidiary Guarantor (or of any Subsidiary having direct or indirect control of any Subsidiary Guarantor). Furthermore, the Indenture will not provide for any restrictions on our use of any such proceeds.

Mandatory Redemption and Sinking Fund

Except as described above under “— Offer to Redeem Upon Change of Control Triggering Event,” we and the Subsidiary Guarantors are not required to make redemption or sinking fund payments with respect to the Notes.

Registration, Transfer and Exchange

The Notes will be transferable or exchangeable at the agency maintained for such purpose that we designate from time to time. The Notes may be transferred or exchanged generally without service charge, other than any tax or other governmental charge imposed in connection with such transfer or exchange. The trustee will be appointed as security registrar with respect to the Notes issued under the Indenture.

We will not be required (i) to register, transfer or exchange any Notes during a period beginning at the opening of business 15 days before the day of the transmission of a notice of redemption of such debt securities to be redeemed and ending at the close of business on the day of such transmission, or (ii) to register, transfer or exchange any debt security to be redeemed in whole or in part, except the unredeemed portion of any debt security being redeemed in part.

Restrictions on Secured Debt

If we or any Restricted Subsidiary (as defined below) shall after the date of the Indenture incur, issue, assume or guarantee any loans, whether or not evidenced by negotiable instruments or securities, or any notes, bonds, debentures or other similar evidences of indebtedness for money borrowed (hereinafter, “Debt”) secured by pledge of, or mortgage or lien on, any Principal Property (as defined below) of ours or any Restricted Subsidiary, or on any shares of Capital Stock (as defined below) of or Debt of any Restricted Subsidiary (mortgages, pledges and liens being hereinafter called “Mortgages”), we will secure or cause such Restricted Subsidiary to secure the Notes (and any other debt securities issued under the Indenture to the extent the terms thereof so provide) equally and ratably with (or, at our option, prior to) such secured Debt, so long as such secured Debt shall be so secured, unless the aggregate amount of all such secured Debt would not exceed 15% of Consolidated Net Assets.

The above restrictions will not apply to, and there will be excluded from secured Debt in any computation under such restrictions, Debt secured by:

(1) Mortgages on property of, or on any shares of Capital Stock of or Debt of, any corporation existing at the time such corporation becomes a Restricted Subsidiary;

(2) Mortgages in favor of us or any Restricted Subsidiary;

(3) Mortgages on property, shares of Capital Stock or Debt existing at the time of acquisition thereof (including acquisition through merger, consolidation, purchase, lease or some other method) or to secure the payment of all or any part of the purchase price thereof or cost of construction, development, refurbishment, or improvement thereon or to secure any Debt incurred prior to, at the time of, or within 360 days after the later of the acquisition of such property, shares of Capital Stock or Debt or the completion, development, refurbishment or improvement of construction for the purpose of financing all or any part of the purchase price thereof or construction, development, refurbishment or improvement thereon;

(4) Mortgages securing obligations issued by a state, territory or possession of the United States, any political subdivision of any of the foregoing, or the District of Columbia, or any instrumentality of any of the foregoing to finance the acquisition or construction of property, and on which the interest is not, in the opinion of tax counsel of recognized standing or in accordance with a ruling issued by the Internal Revenue Service, includible in gross income of the holder by reason of Section 103(a)(1) of the Internal Revenue Code (or any successor to such provision or any other similar statute of the United States) as in effect at the time of the issuance of such obligations;

(5) Mortgages existing at the date of the Indenture securing Debt outstanding on the date of the Indenture (or Debt in respect of commitments outstanding on the date of the Indenture to the extent such commitments are under a secured Debt facility);

(6) any extension, renewal or replacement (or successive extensions, renewals or replacements), as a whole or in part, of any Mortgage referred to in the foregoing paragraphs (1) to (5), inclusive; provided, however, that such extension, renewal or replacement Mortgage shall be limited to all or part of the same property, shares of Capital Stock or Debt that secured the Mortgage extended, renewed or replaced (plus improvements on such property) and the principal amount of Debt secured by such Mortgage immediately prior to such extension, renewal or refunding is not increased (except any increase in an amount not to exceed the amount of any unfunded commitments on the date of the Indenture referred to in clause (5) in the case of an extension, renewal or replacement of Mortgages previously incurred under clause (5);

(7) Mortgages in connection with legal proceedings with respect to any of our property, including any attachment or judgment lien;

(8) Mortgages for taxes or assessment, landlords’ liens, mechanic’s liens or charges incidental to the conduct of business or ownership of property, not incurred by borrowing money or securing debt, or not overdue or liens we are contesting in good faith, or liens released by deposit or escrow;

(9) Mortgages for penalties, assessments, clean-up costs or other governmental charges relating to environmental protection matters;

(10) Mortgages (other than any lien imposed by ERISA) incurred or deposits made in the ordinary course of business (1) in connection with workers’ compensation, unemployment insurance, other types of social security or retirement benefits and insurance regulatory requirements or (2) to secure (or to obtain letters of credit that secure) the performance of tenders, statutory obligations, surety bonds, appeal bonds, bids, leases (other than capital leases), performance bonds, purchase, construction or sales contracts and other similar obligations provided that such liens, in the aggregate, do not detract in a material way from the value of the assets of the Company or its Subsidiaries or impact in a material way the use thereof in the operation of their business and are not incurred in connection with the borrowing of money; and

(11) Mortgages on accounts receivable and related contract rights of us or any Subsidiary in favor of purchasers or providers of financing under certain financing programs.

In addition to the foregoing, we and the Subsidiary Guarantors will be required to equally and ratably secure the Notes to the extent we secure our Credit Facilities with any existing or future assets, for so long as such Credit Facilities are secured (whether or not such security interests securing the Credit Facilities are permitted pursuant to the foregoing). This paragraph shall only apply so long as the Credit Facilities are secured by liens. If all liens securing the Credit Facilities are released and not replaced, substantially concurrently, with new liens, then this paragraph shall cease to apply and only the provisions in the preceding paragraph shall apply.

Definitions

“Consolidated Net Assets” means total assets after deducting therefrom all current liabilities as set forth on our most recent consolidated balance sheet and computed in accordance with U.S. generally accepted accounting principles.

“Credit Facilities” means (i) our $400 million revolving credit agreement dated as of July 18, 2008 and (ii) our $200 million term loan credit agreement dated as of August 4, 2008, in each case as amended, modified, supplemented, replaced, renewed or refinanced from time to time.

“Principal Property” means any manufacturing or processing plant or warehouse distribution facility or office owned or leased at the date hereof or hereafter acquired by us or any Restricted Subsidiary of ours which is located within the United States and the gross book value (including related land and improvements thereon and all machinery and equipment included therein without deduction of any depreciation reserves) of which on the date as of which the determination is being made exceeds 5% of Consolidated Net Assets other than:

(1) any such manufacturing or processing plant or warehouse or any portion thereof (together with the land on which it is erected and fixtures comprising a part thereof) which is financed by industrial development bonds which are tax exempt pursuant to Section 103 of the Internal Revenue Code (or which receive similar tax treatment under any subsequent amendments thereto or any successor laws thereof or under any other similar statute of the United States),

(2) any property which, as evidenced by or determined pursuant to a board resolution, is not of material importance to the total business conducted by us as an entirety or

(3) any portion of a particular property which, as evidenced by or determined pursuant to a board resolution, is not of material importance to the use or operation of such property.

“Restricted Subsidiary” means (a) a Subsidiary of ours (i) substantially all the property of which is located, or substantially all the business of which is carried on, within the United States and (ii) which owns a Principal Property and (b) any Subsidiary Guarantor.

Limitation on Sale and Lease-Back

We will not, nor will we permit any Restricted Subsidiary to, enter into any arrangement with any person providing for the leasing by us or any Restricted Subsidiary of any Principal Property of ours or any Restricted Subsidiary (whether such Principal Property is now owned or hereafter acquired) (except for temporary leases for a term of not more than three years and except for leases between us and a Restricted Subsidiary or between Restricted Subsidiaries), which Principal Property has been or is to be sold or transferred by us or such Restricted Subsidiary to such person (herein referred to as a “Sale and Lease-Back Transaction”), unless

(1) we or such Restricted Subsidiary would be entitled, pursuant to the provisions of “—Restrictions on Secured Debt” above, to issue, assume or guarantee Debt secured by a mortgage upon such Principal Property at least equal in amount to the Attributable Debt in respect of such arrangement without equally and ratably securing the Notes, provided, however, that from and after the date on which such arrangement becomes effective the Attributable Debt in respect of such arrangement shall be deemed for all purposes to be Debt subject to the provisions of “—Restrictions on Secured Debt”;

(2) within a period of twelve months before and twelve months after the consummation of the sale and lease-back arrangement, we or any Restricted Subsidiaries expends on the property an amount equal to:

•	the net proceeds of the sale of the real property leased pursuant to the arrangement and we designate this amount as a credit against the arrangement; or

•	part of the net proceeds of the sale of the real property leased pursuant to the arrangement and we designate this amount as a credit against the arrangement and apply an amount equal to the remainder due as described below; or

(3) we shall apply an amount in cash equal to the Attributable Debt in respect of such arrangement to the retirement, within 120 days of the effective date of any such arrangement, of Debt of ours or any Restricted Subsidiary (other than Debt owned by us or any Restricted Subsidiary and other than Debt of ours or any Subsidiary Guarantor which is subordinated to the Notes) which by its terms matures at or is extendible or renewable at the option of the obligor to a date more than twelve months after the date of the creation of such Debt.

“Attributable Debt” means the present value (discounted at the actual percentage rate inherent in such arrangement as determined in good faith by us, compounded semi-annually) of the obligation of a lessee for rental payments during the remaining term of any lease (including any period for which such lease has been extended). Such rental payments shall not include amounts payable by the lessee for maintenance and repairs, insurance, taxes, assessments and similar charges and for contingent rents (such as those based on sales). In case of any lease which is terminable by the lessee upon the payment of a penalty, such rental payments shall also include such penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated. Any determination of any actual percentage rate inherent in any such arrangement made in good faith by us shall be binding and conclusive, and the trustee shall have no duty with respect to any determination made under this covenant.

Consolidation, Merger, Conveyance, Sale of Assets and Other Transfers

We may not consolidate with or merge with or into, whether or not we are the surviving corporation, or sell, assign, convey, transfer or lease our properties and assets substantially as an entirety to any person, unless:

•	the surviving corporation or other person is organized and existing under the laws of the United States or one of the 50 states, any U.S. territory or the District of Columbia, and assumes the obligation to pay the principal of, and premium, if any, and interest (including additional interest, if any) on all the Notes and to perform or observe all covenants of the Indenture; and

•	immediately after the transaction, there is no event of default under the Indenture.

Upon the consolidation, merger or sale, the successor corporation formed by the consolidation, or into which we are merged or to which the sale is made, will succeed to and be substituted for us under the Indenture.

Except as otherwise specified in this “Description of the Exchange Notes”, the Indenture and the terms of the Notes do not contain any covenants designed to afford holders of the Notes protection in a highly leveraged or other transaction involving us, whether or not resulting in a change of control, which may adversely affect holders of the Notes. The Indenture also will not contain any financial ratios or specified levels of net worth or liquidity to which we must adhere.

Modification or Amendment of the Indenture

Supplemental indentures with consent of holders. If we receive the consent of the holders of at least a majority in principal amount of the outstanding debt securities of each series affected, we may enter into supplemental indentures with the trustee for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture or of modifying in any manner the rights of the holders of such debt securities under the Indenture.

However, unless we receive the consent of all of the affected holders, we may not enter into supplemental indentures that would, with respect to the debt securities of such holders:

•	conflict with the required provisions of the Trust Indenture Act;

•	except as specifically permitted by the terms of such series of debt securities (which for the avoidance of doubt is not permitted with respect to the Notes):

•	change the stated maturity of the principal of, or any installment of interest on, any debt security,

•	reduce the principal amount on any debt security, interest (including additional interest, if any) on any debt security or any premium payable upon redemption; provided, however, that a requirement to offer to repurchase debt securities will not be deemed a redemption for this purpose,

•	change the currency or currencies in which the principal of, any premium or interest (including additional interest, if any) on such debt security is denominated or payable, or

•	impair the right to institute suit for the enforcement of any payment on or after the stated maturity date, or, in the case of redemption, on or after the redemption date;

•	reduce the percentage in principal amount of the debt securities of any series, the consent of whose holders is required for any supplemental indenture or the consent of whose holders is required for any waiver of compliance with certain provisions of the Indenture or certain defaults thereunder and their consequences provided in the Indenture; or

•	modify any provisions of the Indenture relating to waiver of past defaults with respect to that series, except to increase any such percentage or to provide that certain other provisions of the Indenture cannot be modified or waived without the consent of the holders of each such debt security of each series affected thereby.

Supplemental indentures without consent of holders. Without the consent of any holders, we and the trustee may enter into one or more supplemental indentures for certain purposes, including:

•	to evidence the succession of another corporation to our rights and covenants in the Indenture;

•	to add to our covenants for the benefit of holders of all or any series of debt securities, or to surrender any of our rights or powers conferred in the Indenture;

•	to add any additional events of default;

•	to add or change any provisions to permit or facilitate the issuance of debt securities of any series in uncertificated or bearer form;

•	to change or eliminate any provisions, when there are no outstanding debt securities of any series created before the execution of such supplemental indenture which is entitled to the benefit of the provisions being changed or eliminated;

•	to provide security for or guarantee of the debt securities;

•	to supplement any of the provisions to permit or facilitate the defeasance and discharge of any series of debt securities as long as such action does not adversely affect the interests of the holders of the debt securities;

•	to establish the form or terms of debt securities in accordance with the Indenture;

•	to provide for the acceptance of the appointment of a successor trustee for any series of debt securities or to provide for or facilitate the administration of the trusts under the Indenture by more than one trustee; or

•	to cure any ambiguity, to correct or supplement any provision of the Indenture which may be defective or inconsistent with any other provision, to eliminate any conflict with the Trust Indenture Act or to make any other provisions with respect to matters or questions arising under the Indenture which are not inconsistent with any provision of the Indenture, as long as the additional provisions do not adversely affect the interests of the holders in any respect.

It is not necessary for holders of the debt securities to approve the particular form of any proposed supplemental indenture, but it is sufficient if the holders approve the substance thereof.

A supplemental indenture which changes or eliminates any covenant or other provision of the Indenture with respect to one or more particular series of debt securities, or which modifies the rights of the holders of debt securities of such series with respect to such covenant or other provision, will be deemed not to affect the rights under the Indenture of the holders of debt securities, of any other series.

Events of Default

An event of default with respect to the Notes means:

•	default for 30 days in the payment of any interest (including additional interest, if any) on the Notes when due;

•	default in the payment of the principal of, and any premium on, the Notes when due;

•	default in the performance, or breach, of any covenant or warranty of ours or any Subsidiary Guarantor in the Notes, any guarantee, any security agreement or the Indenture with respect to the Notes for 90 days after we receive notice from the trustee or the holders of at least 25% in principal amount of the outstanding Notes specifying such default or breach and requiring it to be remedied;

•	certain events of bankruptcy, insolvency or receivership affecting us, any Subsidiary Guarantor or any Restricted Subsidiary; or

•	any Subsidiary Guarantor contests the validity or enforceability of its guarantee or any obligation under a guarantee shall not be (or is claimed by a Subsidiary Guarantor not to be) in full force and effect.

Within 90 days after a default in respect of the Notes, the trustee must give to the holders of the Notes notice of all uncured and unwaived defaults by us known to it. However, except in the case of payment default, the trustee may withhold such notice if it determines that such withholding is in the interest of the holders.

Except as provided below, if an event of default occurs and is continuing in respect of the Notes, the trustee or the holders of at least 25% in principal amount of the outstanding Notes may declare the applicable principal amount of all of the Notes to be immediately due and payable. At any time after such a declaration of acceleration but before a judgment or decree for payment of the money due has been obtained, the holders of a majority in principal amount of the Notes may, subject to specified conditions, rescind and annul such acceleration if all events of default, other than the non-payment of accelerated principal, have been cured or waived as provided in the Indenture.

If an event of default because of certain events of bankruptcy, insolvency or receivership as described above shall occur and be continuing, then the principal amount of all the Notes outstanding shall be and become due and payable immediately, without notice or other action by any holder or the trustee, to the full extent permitted by law.

The holders of a majority in principal amount of the outstanding Notes, on behalf of the holders of the Notes, may waive any past default and its consequences, except that they may not waive an uncured default in the payment of the principal of (or premium, if any) or interest (including additional interest, if any) on the Notes or in respect of a covenant or provision in the Indenture that cannot be modified or amended without the consent of the holder of each outstanding Note affected as described in “—Modification or Amendment of the Indenture” above.

We must file annually with the trustee a statement, signed by specified officers, stating whether or not such officers have knowledge of any default under the Indenture and, if so, specifying each such default and the nature and status of each such default.

Subject to provisions in the Indenture relating to the trustee’s duties in case of default, the trustee is not required to take action at the request of any holders of the Notes, unless such holders have offered to the trustee reasonable security or indemnity.

Subject to indemnification requirements and other limitations set forth in the Indenture, the holders of a majority in principal amount of the outstanding Notes may direct the time, method and place of conducting proceedings for remedies available to the trustee, or exercising any trust or power conferred on the trustee, in respect of the Notes.

Defeasance; Satisfaction and Discharge

Legal or covenant defeasance. The Indenture provides that we may be discharged from our obligations with respect to the Notes, as described below:

At our option, we may choose one of the following alternatives:

•	We may elect to be discharged from any and all of our obligations in respect of the Notes, except for, among other things, certain obligations to register the transfer or exchange of the Notes, to replace stolen, lost or mutilated Notes, and to maintain paying agencies and certain provisions relating to the treatment of funds held by the trustee for defeasance. We refer to this as “legal defeasance.”

•	Alternatively, we may decide not to comply with the covenants described under the headings “—Restrictions on Secured Debt,” “—Limitation on Sale and Lease-Back” and “—Consolidation, merger, conveyance, sale of assets and other transfers.” Any noncompliance with those covenants will not constitute a default or an event of default with respect to the debt securities of that series. We refer to this as “covenant defeasance.”

In either case, we will be discharged from the applicable obligations if we deposit with the trustee, in trust, sufficient money and/or U.S. Government Obligations (as defined below), in the opinion of a nationally recognized firm of independent public accountants, to pay principal, any premium and interest (including additional interest, if any) on the Notes on the maturity of those payments in accordance with the terms of the Indenture and the Notes. This discharge may occur only if, among other things, we have delivered to the trustee an opinion of counsel or an Internal Revenue Service ruling which provides that the holders of the Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the defeasance.

Covenant defeasance and events of default. In the event we exercise our option to effect covenant defeasance with respect to the Notes and the Notes are declared due and payable because of the occurrence of any event of default, the amount of money and/or U.S. Government Obligations on deposit with the trustee will be sufficient to pay amounts due on the Notes on the dates installments of interest or principal are due but may not be sufficient to pay amounts due on the Notes of that series at the time of the acceleration resulting from the event of default. However, we will remain liable for those payments.

“U.S. Government Obligations” generally means securities which are (1) direct obligations of the United States backed by its full faith and credit, or (2) obligations of a person controlled or supervised by and acting as an agency or instrumentality of the United States, the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States, which, in either case, are not callable or redeemable at the option of the issuer thereof, and will also include certain depository receipts.

We may exercise our legal defeasance option even if we have already exercised our covenant defeasance option.

Notices to Registered Holders

Notices to registered holders of the Notes will be sent by mail to the addresses of those holders as they appear in the security register.

Replacement of Securities

We will replace any mutilated Note at the expense of the holder upon surrender of the mutilated debt security to the trustee in the circumstances described in the Indenture. We will replace Notes that are destroyed, stolen or lost at the expense of the holder upon delivery to the trustee of evidence of the destruction, loss or theft of the Notes satisfactory to us and to the trustee in the circumstances described in the Indenture. In the case of a destroyed, lost or stolen Note, an indemnity satisfactory to the trustee and us may be required at the expense of the holder of the Note before a replacement debt security will be issued.

Governing Law

The Indenture and the Notes will be governed by, and construed in accordance with, the internal laws of the State of New York.

Regarding the Trustee

Deutsche Bank Trust Company Americas will act as trustee under the Indenture. Deutsche Bank Trust Company Americas is also a trustee for certain of our other debt instruments. From time to time, we may also enter into other banking or other relationships with Deutsche Bank Trust Company Americas.

If the trustee under the Indenture is or becomes one of our creditors, the Indenture limits the right of the trustee to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claims as security or otherwise. The trustee will be permitted to engage in other transactions. However, if after a specified default has occurred and is continuing, if the trustee acquires or has a conflicting interest, it must eliminate such conflict within 90 days or receive permission from the SEC to continue as a trustee or resign.

There may be more than one trustee under the Indenture, each with respect to one or more series of debt securities. Any trustee may resign or be removed with respect to one or more series of debt securities, and a successor trustee may be appointed to act with respect to such series.

If two or more persons are acting as trustee with respect to different series of debt securities, each trustee will be a trustee of a trust under the Indenture separate from the trust administered by any other such trustee. Any action to be taken by the trustee may be taken by each such trustee with respect to, and only with respect to, the one or more series of debt securities for which it is trustee under the Indenture.

Global Notes

The Notes will be issued in global form and will be deposited with, or on behalf of, the Trustee as custodian for The Depository Trust Company (“DTC” or the “Depositary”) and registered in the name of DTC or a nominee of DTC. Any person wishing to own a debt security must do so indirectly through an account with a broker, bank or other financial institution that, in turn, has an account with the depositary.

Special investor considerations for global notes. Under the terms of the Indenture, our obligations with respect to the Notes, as well as the obligations of the trustee, run only to persons who are registered holders of the Notes. For example, once we make payment to the registered holder, we have no further responsibility for that payment even if the recipient is legally required to pass the payment along to an individual investor but fails to do so. As an indirect holder, an investor’s rights relating to a global security will be governed by the account rules of the investor’s financial institution and of the depositary, as well as general laws relating to transfers of debt securities.

An investor should be aware that when debt securities are issued in the form of global securities:

•	the investor cannot have debt securities registered in his or her own name;

•	the investor cannot receive physical certificates for his or her debt securities;

•	the investor must look to his or her bank or brokerage firm for payments on the debt securities and protection of his or her legal rights relating to the debt securities;

•	the investor may not be able to sell interests in the debt securities to some insurance or other institutions that are required by law to hold the physical certificates of debt that they own;

•	the depositary’s policies will govern payments, transfers, exchanges and other matters relating to the investor’s interest in the global security; and

•	the depositary will usually require that interests in a global security be purchased or sold within its system using same-day funds.

Neither we nor the trustees have any responsibility for any aspect of the depositary’s actions or for its records of ownership interests in the global security, and neither we nor the trustees supervise the depositary in any way.

Special situations when the global security will be terminated. In a few special situations described below, the global security will terminate, and interests in the global security will be exchanged for physical certificates representing the Notes. After that exchange, the investor may choose whether to hold debt securities directly or indirectly through an account at the investor’s bank or brokerage firm. In that event, investors must consult their banks or brokers to find out how to have their interests in the Notes transferred to their own names so that they may become direct holders.

The special situations where a global security is terminated are:

•	when the depositary notifies us that it is unwilling, unable or no longer qualified to continue as depositary, unless a replacement is named;

•	when an event of default on the debt securities has occurred and has not been cured; or

•	when and if we decide (subject to the procedures of the depositary) to terminate a global security.

When a global security terminates, the depositary, and not us or one of the trustees, is responsible for deciding the names of the institutions that will be the initial direct holders.

The Depository Trust Company. Purchases of debt securities under the DTC system must be made by or through participants (for example, your broker) who will receive credit for the securities on DTC’s records. The ownership interest of each actual purchaser of each debt security will be recorded on the records of the participant. Beneficial owners of the debt securities will not receive written confirmation from DTC of their purchase. Beneficial owners are, however, expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the participant through which the beneficial owner entered into the transaction. Transfers of ownership interests in the debt securities are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the debt securities except in the event that use of the book-entry system for the debt securities is discontinued.

To facilitate subsequent transfers, all debt securities deposited by participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of debt securities with DTC and their registration in the name of Cede & Co. or such other DTC nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the debt securities; DTC’s records reflect only the identity of the participants to whose accounts the debt securities are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to participants and by participants to beneficial owners will be governed by arrangements among them, subject to statutory or regulatory requirements as may be in effect from time to time.

Proceeds, distributions or other payments on the debt securities will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit participants’ accounts upon DTC’s receipt of funds in accordance with their respective holdings shown on DTC’s records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such participant and not DTC, or us, subject to any statutory or regulatory requirements as may be in effect from time to time.

DTC may discontinue providing its services as depository with respect to the debt securities at any time by giving reasonable notice to us. Under such circumstances, in the event that a successor depository is not obtained, certificates representing the debt securities are required to be printed and delivered. We may decide to discontinue use of the system of book-entry transfers through DTC, or a successor depository. In that event, certificates representing the debt securities will be printed and delivered.

DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds and provides asset servicing for over 3.5 million issues of U.S. and non-U.S. equity issues, corporate and municipal debt issues, and money market instruments (from over 100 countries) that DTC’s participants deposit with DTC. DTC also facilitates the post-trade settlement among direct participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between direct participants’ accounts. This eliminates the need for physical movement of securities certificates. Direct participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is a wholly owned subsidiary of The Depository Trust & Clearing Corporation, or DTCC. DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, and clearing corporations that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The DTC Rules applicable to its Participants are on file with the SEC.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy thereof.

MATERIAL U.S. FEDERAL INCOME AND ESTATE TAX CONSEQUENCES

To ensure compliance with the requirements imposed by the IRS, holders of the Notes are hereby notified that (i) this written advice was not intended or written to be used, and it cannot be used by any holder, for the purpose of avoiding penalties that may be imposed on the holder; (ii) this written advice was written to support the promotion of marketing of the transactions or matters addressed in this written advice; and (iii) each holder should seek advice based on the holder’s particular circumstances from the holder’s tax advisor.

The following is a general discussion of material U.S. federal income and, in the case of non-U.S. holders (as defined below), estate tax consequences to a holder relevant to the exchange of original notes for exchange notes in the exchange offer and the ownership and disposition of the exchange notes as of the date hereof. This discussion is limited to holders of exchange notes as capital assets (generally assets held for investment purposes) and to holders who acquired original notes in their original issuance for cash at the initial offering price.

This discussion does not address all of the U.S. federal income tax consequences that may be relevant to a holder in light of such holder’s particular circumstances. This discussion also does not address the U.S. federal income tax consequences to holders subject to special treatment under U.S. federal income tax laws, such as tax-exempt organizations, holders subject to the U.S. federal alternative minimum tax, dealers or traders in securities or currencies, financial institutions, insurance companies, regulated investment companies, real estate investment trusts, certain former citizens or residents of the United States, controlled foreign corporations, passive foreign investment companies, partnerships, S corporations or other pass-through entities, persons whose functional currency is not the U.S. dollar and persons that hold the exchange notes in connection with a straddle, hedging, conversion or other risk-reduction transaction. This discussion does not address the tax consequences arising under any state, local or foreign law.

The U.S. federal income tax consequences set forth below are based upon the Internal Revenue Code of 1986, as amended, or the Code, Treasury regulations promulgated thereunder, court decisions, and rulings and pronouncements of the Internal Revenue Service, or the IRS, all as in effect on the date hereof and all of which are subject to change, possibly on a retroactive basis. We have not sought any ruling from the IRS with respect to statements made and conclusions reached in this discussion, and there can be no assurance that the IRS will agree with such statements and conclusions.

As used herein, the term “U.S. holder” means a beneficial owner of an exchange note that is for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or of any state therein or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust, if a court within the United States is able to exercise primary jurisdiction over its administration and one or more U.S. persons have authority to control all of its substantial decisions, or if the trust has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person.

As used herein, the term “non-U.S. holder” means a beneficial owner of an exchange note (other than a partnership) that is not a U.S. holder.

If a partnership (including any entity treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of an exchange note, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. Accordingly, partnerships that hold our exchange notes and partners in such partnerships should consult their tax advisors.

You should consult your own tax advisors regarding application of U.S. federal tax laws, as well as the tax laws of any state local or foreign jurisdiction, to the exchange offer (and to owning and disposing of the exchange notes) in light of your particular circumstances.

The Exchange Offer

The exchange of your original notes for exchange notes pursuant to the exchange offer should not be treated as a taxable exchange for U.S. federal income tax purposes. As a result, (1) you should not recognize gain or loss from exchanging your original notes; (2) your holding period for the exchange notes should include your holding period for the original notes; and (3) your adjusted tax basis in the exchange notes should be the same as your adjusted tax basis in the original notes immediately before the exchange.

U.S. Holders

Payments of Interest

You will be required to recognize as ordinary income any interest received or accrued on the exchange notes, in accordance with your regular method of tax accounting.

In certain circumstances, we may be obligated to pay amounts in excess of stated interest or principal on the exchange notes. For example, a premium may be payable on change of control redemptions. See “Description of the Exchange Notes—Offer to Redeem Upon Change of Control Triggering Event.” According to Treasury regulations, the possibility that any such payments in excess of stated interest or principal will be made will not affect the amount of interest income you recognized if there is only a remote chance as of the date the notes were issued that such payments will be made. We believe the likelihood that we will be obligated to make any such payments is remote. Therefore, we do not intend to treat the potential payment of a premium pursuant to the change of control provisions as part of the yield to maturity of any notes. Our determination that these contingencies are remote is binding on you unless you disclose your contrary position in the manner required by applicable Treasury regulations. Our determination is not binding on the IRS, and if the IRS successfully challenged this determination, you could be required to treat any gain recognized on the sale or disposition of an exchange note as ordinary income and the timing and amount of income inclusions could be different from the consequences discussed herein.

We have the option to repurchase the exchange notes under certain circumstances at a premium to the issue price. See “Description of the Exchange Notes—Optional Redemption.” Under special rules governing this type of unconditional option, because the exercise of the option would increase the yield on the exchange notes, we will be deemed not to exercise the option, and the possibility of this redemption premium will not affect the amount of income recognized by you in advance of receipt of any such redemption premium.

Sale, Redemption, Exchange or Other Taxable Disposition of Notes

Generally, you will recognize capital gain or loss on the sale, redemption, exchange or other taxable disposition of an exchange note. Your gain or loss will equal the difference between the proceeds you receive (other than proceeds attributable to accrued interest) and your adjusted tax basis in the exchange note. The proceeds you receive will include the amount of any cash and the fair market value of any other property received for the exchange note. The portion of any proceeds that is attributable to accrued interest will not be taken into account in computing your capital gain or loss. Instead, that portion will be recognized as ordinary interest income to the extent that you have not previously included the accrued interest in income. In general, your tax basis in a note is its cost decreased by any principal payments you received with respect to such note. The gain or loss you recognized on a disposition of an exchange note will be long-term capital gain or loss if you have held the note for more than one year. Under current U.S. federal income tax law, net long-term capital gains of non-corporate U.S. holders (including individuals) are eligible for taxation at preferential rates. The deductibility of capital losses is subject to limitation.

Information Reporting and Backup Withholding

Generally, you will be subject to information reporting on payments of interest on the exchange notes and the proceeds from a sale or other disposition of the exchange notes. Unless you are an exempt recipient such as a corporation, a backup withholding tax (currently at a rate of 28%) may apply to such payments if you: (i) fail to furnish a taxpayer identification number, or TIN, within a reasonable time after a request therefore; (ii) furnish an incorrect TIN; (iii) are notified by the IRS that you have failed to report interest or dividends properly; or (iv) failed, under certain circumstances, to provide a certified statement, signed under penalty of perjury, that the TIN provided is correct and that you are not subject to backup withholding.

Backup withholding is not an additional tax. Any amount withheld from a payment under these rules will be allowed as a credit against your U.S. federal income tax liability and may entitle you to a refund, provided that the required information is furnished timely to the IRS.

Non-U.S. Holders

Payments of Interest

Interest paid on a note will qualify for the “portfolio interest exemption” and will not be subject to U.S. federal income tax or withholding tax, provided that such interest income is not effectively connected with your conduct of a U.S. trade or business and provided that you:

•	do not actually or by attribution own 10% or more of the combined voting power of all classes of our stock entitled to vote;

•	are not a controlled foreign corporation for U.S. federal income tax purposes that is related to us actually or by attribution through stock ownership;

•	are not a bank that acquired the exchange notes in consideration for an extension of credit made pursuant to a loan agreement entered into in the ordinary course of business; and

•	either (a) provide a Form W-8BEN (or a suitable substitute form) signed under penalties of perjury that includes your name and address, and certifies to your non-United States status in compliance with applicable law and regulations, or (b) a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business provides a statement to us or our agent under penalties of perjury in which it certifies that it has received such a Form W-8 (or a suitable substitute form) from you or qualifying intermediary and furnishes us or our agent with a copy. The Treasury regulations provide special certification rules for notes held by a foreign partnership and other intermediaries.

If you cannot satisfy the requirements described above, payments of interest made to you will be subject to the 30% U.S. federal withholding tax unless you provide us with a properly executed IRS Form W-8BEN claiming an exemption from (or a reduction of) withholding under the benefit of a treaty.

If you are engaged in a trade or business in the United States and interest on an exchange note is effectively connected with the conduct of that trade or business, you generally will not be subject to withholding if you comply with applicable IRS certification requirements by delivering a properly executed IRS Form W-8ECI, and you generally will be subject to U.S. federal income tax on a net income basis at regular graduated rates in the same manner as if you were a U.S. holder described above. If you are eligible for the benefits of an income tax treaty between the United States and your country of residence, any interest income that is effectively connected with a U.S. trade or business will be subject to U.S. federal income tax in the manner specified by the treaty and generally will only be subject to tax if such income is attributable to a permanent establishment (or fixed base in the case of an individual) maintained by you in the United States and you claim the benefit of the treaty by properly submitting an IRS Form W-8BEN. If you are a corporation, effectively connected income also may be subject to the branch profits tax, which generally is imposed on a foreign corporation on the deemed repatriation from the United States of effectively connected earnings and profits at a rate equal to 30% (or such lower rate as may be prescribed by an applicable tax treaty).

Sale, Redemption, Exchange or Other Taxable Disposition of Notes

You generally will not be subject to the 30% U.S. federal withholding tax on any gain you realize on the sale, redemption, exchange or other disposition of an exchange note.

Any gain you realize on the disposition of an exchange note generally will not be subject to U.S. federal income tax unless:

•	the gain is effectively connected with your conduct of a trade or business in the United States and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment; or

•	you are present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met.

Information Reporting and Backup Withholding

Generally, we must report annually to the IRS and to you the amount of interest paid to you and the amount of tax, if any, withheld with respect to those payments. These information reporting requirements apply even if withholding is not required. Pursuant to tax treaties or other agreements, the IRS may make such information available to tax authorities in your country of residence. The payment of proceeds from the sale or other disposition of the exchange notes by a broker is generally not subject to information reporting if:

•	the beneficial owner of the notes certifies the owner’s non-U.S. status under penalties of perjury by providing a properly executed IRS Form W-8BEN or otherwise establishes an exemption; or

•	the sale or other disposition of the notes is effected outside the United States by a foreign office, unless the broker is:

•	a U.S. person;

•	a foreign person that derives 50% or more of its gross income for certain periods from activities that are effectively connected with the conduct of a trade or business in the United States;

•	a controlled foreign corporation for U.S. federal income tax purposes; or

•	a foreign partnership more than 50% of the capital or profits of which is owned by one or more U.S. persons or which engages in a U.S. trade or business.

Backup withholding (currently at a rate of 28%) is required only on payments that are subject to the information reporting requirements, discussed above, and only if other requirements are satisfied. Even if the payment of proceeds from the sale or other disposition of notes is subject to the information reporting requirements, the payment of proceeds from a sale or other disposition outside the United States will not be subject to backup withholding unless the payor has actual knowledge that the payee is a U.S. person. Backup withholding does not apply when any other provision of the Code requires withholding. For example, if interest is subject to the withholding tax described above under “Payments of Interest,” backup withholding will not also be imposed. Thus, backup withholding may be required on payments subject to information reporting, but not otherwise subject to withholding.

Backup withholding is not an additional tax. Any amount withheld from a payment under these rules will be allowed as a credit against your U.S. federal income tax liability and may entitle you to a refund, provided that the required information is furnished timely to the IRS.

New Foreign Account Tax Compliance Rules

Recently enacted legislation would, among other things, require withholding at a rate of 30 percent on certain payments (including payments of interest on the exchange notes and gross proceeds from the sale of the exchange notes) paid after December 31, 2012, to certain foreign financial institutions, investment funds and other non-U.S. persons that fail to meet certain requirements. Noteholders are encouraged to consult with their tax advisors regarding the possible implications of the legislation on their investment in our notes.

U.S. Estate Tax

Exchange notes held, or treated as held, by an individual who is not a citizen or resident of the United States, as specifically defined for U.S. federal estate tax purposes, at the time of death will not be included in the decedent’s gross estate for U.S. federal estate tax purposes, provided that, at the time of death, (1) the non-U.S. holder does not own, actually or by attribution, 10% or more of the total combined voting power of all classes of our stock entitled to vote, and (2) payments with respect to such notes would not have been effectively connected with the conduct of a trade or business within the United States by such holder. In addition, the U.S. estate tax may not apply with respect to such note under the terms of an applicable estate tax treaty.

The U.S. federal income and estate tax discussion set forth above is included for general information only and may not be applicable depending upon your particular situation. You should consult your own tax advisors with respect to the tax consequences to you of your ownership and disposition of the exchange notes, including the tax consequences under state, local, foreign and other tax laws and the possible effects of changes in federal or other tax laws.

PLAN OF DISTRIBUTION

The distribution of this prospectus and the offer and sale of the exchange notes may be restricted by law in certain jurisdictions. Persons who come into possession of this prospectus or any of the exchange notes must inform themselves about and observe any such restrictions. You must comply with all applicable laws and regulations in force in any jurisdiction in which you purchase, offer or sell the exchange notes or possess or distribute this prospectus and, in connection with any purchase, offer or sale by you of the exchange notes, must obtain any consent, approval or permission required under the laws and regulations in force in any jurisdiction to which you are subject or in which you make such purchase, offer or sale.

In reliance on interpretations of the staff of the SEC set forth in no-action letters issued to third parties in similar transactions, we believe that the exchange notes issued in the exchange offer in exchange for the outstanding notes may be offered for resale, resold and otherwise transferred by holders without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the exchange notes are acquired in the ordinary course of such holders’ business and the holders are not engaged in and do not intend to engage in and have no arrangement or understanding with any person to participate in a distribution (within the meaning of the Securities Act) of exchange notes. This position does not apply to any holder that is:

•	an “affiliate” of Ralcorp within the meaning of Rule 405 under the Securities Act; or

•	a broker-dealer.

All broker-dealers receiving exchange notes in the exchange offer are subject to a prospectus delivery requirement with respect to resales of the exchange notes. Each broker-dealer receiving exchange notes for its own account in the exchange offer must represent that the outstanding notes to be exchanged for the exchange notes were acquired by it as a result of market-making activities or other trading activities and acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any offer to resell, resale or other retransfer of the exchange notes pursuant to the exchange offer. However, by so acknowledging and by delivering a prospectus, the participating broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. We have agreed that, for a period ending upon the earlier of (i) 180 days after the consummation of the exchange offer or (ii) the date broker-dealers are no longer required to deliver a prospectus in connection with resales, subject to extension under limited circumstances, we will use all commercially reasonable efforts to keep the exchange offer registration statement effective and make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with such resales. To date, the SEC has taken the position that broker-dealers may use a prospectus such as this one to fulfill their prospectus delivery requirements with respect to resales of exchange notes received in an exchange such as the exchange pursuant to the exchange offer, if the outstanding notes for which the exchange notes were received in the exchange were acquired for their own accounts as a result of market-making or other trading activities.

We will not receive any proceeds from any sale of the exchange notes by broker-dealers. Broker-dealers acquiring exchange notes for their own accounts may sell the notes in one or more transactions in the over-the-counter market, in negotiated transactions, through writing options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of such exchange notes.

Any broker-dealer that held outstanding notes acquired for its own account as a result of market-making activities or other trading activities, that received exchange notes in the exchange offer, and that participates in a distribution of exchange notes may be deemed to be an

“underwriter” within the meaning of the Securities Act and must deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the exchange notes. Any profit on these resales of exchange notes and any commissions or concessions received by a broker-dealer in connection with these resales may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not admit that it is an “underwriter” within the meaning of the Securities Act.

We have agreed to pay all expenses incidental to our participation in the exchange offer, including the reasonable fees and expenses of one counsel for the holders of outstanding notes and the initial purchasers, other than commissions or concessions of any broker-dealers and will indemnify holders of the outstanding notes, including any broker-dealers, against specified types of liabilities, including liabilities under the Securities Act. We note, however, that in the opinion of the SEC, indemnification against liabilities under federal securities laws is against public policy and may be unenforceable.

LEGAL MATTERS

Bryan Cave LLP, St. Louis, Missouri will pass upon certain legal matters in connection with the exchange notes offered hereby. Other counsel have passed upon certain legal matters relating to selected Subsidiary Guarantors in connection with the exchange notes offered hereby.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to Ralcorp Holdings, Inc.’s Current Report on Form 8-K filed April 5, 2010 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The financial statements of the Post Cereals Business as of 2007 and 2006 and for each of the three years in the period ended December 29, 2007, incorporated in this prospectus by reference to Ralcorp Holdings, Inc.’s Current Report on Form 8-K dated August 8, 2008, have been audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm, as stated in their report incorporated herein.

WHERE YOU CAN FIND MORE INFORMATION

The Securities and Exchange Commission, or SEC, allows certain information to be “incorporated by reference” into this document. The information incorporated by reference is deemed to be part of this document, except for any information superseded or modified by information contained directly in this document or in any document subsequently filed by Ralcorp that is also incorporated or deemed to be incorporated by reference. This prospectus incorporates by reference the documents set forth below that Ralcorp has filed with the SEC and any future filings by Ralcorp under sections 13(a), 13(c), 14 or 15(d) of the Exchange Act from April 8, 2010 (the date we most recently filed the registration statement to which this prospectus relates) and prior to the termination of the exchange offer except for any information therein which has been “furnished” rather than “filed” and any sections thereof which project future results or performance, which shall not be incorporated herein. Subsequent filings with the SEC will automatically modify and supersede information in this document. These documents contain important information about Ralcorp and its business and financial condition:

•	Ralcorp’s Annual Report on Form 10-K for the fiscal year ended September 30, 2009, filed on Form 10-K with the SEC on November 30, 2009;

•	Ralcorp’s Definitive Proxy Statement, as amended, filed on Schedule 14A/A with the SEC on December 1, 2009;

•	Ralcorp’s Quarterly Report on Form 10-Q filed with the SEC on February 4, 2010; and

•	Ralcorp’s Current Reports on Form 8-K filed with the SEC on August 8, 2008, October 15, 2009, November 10, 2009, November 23, 2009, December 14, 2009, February 5, 2010 and April 5, 2010 (except, in any such case, the portions furnished and not filed pursuant to Item 2.02, Item 7.01 or otherwise).

We encourage you to read our periodic and current reports, as they provide additional information about us which prudent investors find important. All of these documents (except for exhibits unless specifically incorporated by reference therein) are also available to shareholders at no charge upon request sent to Ralcorp Holdings, Inc., Attn: Corporate Secretary, 800 Market Street, Suite 2800, St. Louis, Missouri 63101, telephone: (314) 877-7046.

You may read and copy all or any portion of the periodic reports, proxy statements, registration statements and other information filed by Ralcorp at the offices of the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the public reference rooms. The SEC maintains a website, www.sec.gov, that contains reports, proxy and prospectus and other information regarding registrants, such as Ralcorp, that file electronically with the SEC. These periodic reports, proxy statements and other information will be available for inspection and copying at the SEC’s public reference rooms and the SEC’s website. You can also find additional information about Ralcorp at www.ralcorp.com. Information on our website does not constitute part of this document.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers.

We are a Missouri corporation. Sections 351.355(1) and (2) of the General and Business Corporation law of Missouri (the “GBCL”) provide that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

Notwithstanding the foregoing, in the case of an action or suit by or in the right of the corporation, no person shall be indemnified as to any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his or her duty to the corporation, unless and only to the extent that the court in which the action or suit was brought determines upon application that, despite the adjudication of liability and in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for expenses which the court shall deem proper.

Our restated articles of incorporation generally provide that the corporation shall indemnify each person (other than a party plaintiff suing on his or her own behalf or in the right of the corporation) who at any time is serving or has served as a director or officer of the corporation against any claim, liability or expense incurred as a result of such service or as a result of any other service on behalf of the corporation, or service at the request of the corporation as a director, officer, employee, member, or agent of another corporation, partnership, joint venture, trust, trade, or industry association, or other enterprise (whether incorporated or unincorporated, for-profit or not-for-profit) to the maximum extent permitted by law. This indemnification includes, but is not limited to, indemnification of any such person (other than a party plaintiff suing on his or her behalf or in the right of the corporation), who was or is a party or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including, but not limited to, an action by or in the right of the corporation) by reason of such service, against expenses (including, without limitation, attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding.

Our restated articles of incorporation further generally provide that the corporation may indemnify any person (other than a party plaintiff suing on his or her own behalf or in the right of the corporation) who at any time is serving or has served as an employee or agent of the corporation against any claim, liability or expense incurred as a result of such service or as a result of any other service on behalf of or at the request of the corporation as a director, officer, employee, member or agent of another corporation, partnership, joint venture, trust, trade, or industry association, or other enterprise (whether incorporated or unincorporated, for-profit or not-for-profit), to the maximum extent permitted by law or to such lesser extent as the corporation, in its discretion, may deem appropriate. Without limiting the generality of the foregoing, the corporation may indemnify any such person (other than a party plaintiff suing on his or her own behalf or in the right of the corporation), who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including, but not limited to, an action by or in the right of the corporation) by reason of such service, against expenses (including, without limitation, attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding.

Section 351.355(3) of the GBCL provides that, except as otherwise provided in the corporation’s articles of incorporation or the bylaws, to the extent a director, officer, employee or agent of the corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding or any claim, issue or matter therein, he shall be indemnified against expenses, including attorney’s fees, actually and reasonably incurred by him in connection with the action, suit or proceeding. Our restated articles of incorporation provide that such indemnification shall be mandatory.

Section 351.355(5) of the GBCL provides that expenses incurred in defending any civil, criminal, administrative or investigative action, suit, or proceeding may be paid by the corporation in advance of the final disposition of the action, suit, or proceeding as authorized by the board of directors in the specific case upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount unless it shall ultimately be determined that he or she is entitled to be indemnified by the corporation as authorized in that section. Our restated articles of incorporation provide that such expenses incurred by a director or officer in defending a civil or criminal action, suit, proceeding or claim shall be paid by us in advance of the final disposition of such action, suit, proceeding or claim, and expenses incurred by a person who is or was an employee or agent in defending a civil or criminal action, suit, proceeding or claim may be paid by us in advance of the final disposition of such action, suit, proceeding or claim as authorized by or at the direction of the board of directors, in either case upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount, if it shall ultimately be finally determined that such person is not entitled to be indemnified by us as authorized in or pursuant to the restated articles.

Section 351.355(7) of the GBCL provides that a corporation may provide additional indemnification to any indemnifiable person, provided such additional indemnification is authorized by the corporation’s articles of incorporation or an amendment thereto or by a shareholder-approved bylaw or agreement, provided further that no person shall thereby be indemnified against conduct which was finally adjudged to have been knowingly fraudulent, deliberately dishonest or willful misconduct.

Our restated articles of incorporation provide that the liability of our directors to us, its shareholders or otherwise is limited to the fullest extent permitted by the GBCL. Consequently, should the GBCL or any other applicable law be amended or adopted hereafter so as to permit the elimination or limitation of such liability, the liability of the directors of the corporation shall be so eliminated or limited without the need for amendment to our restated articles of incorporation or further action on the part of the shareholders of the corporation. Any change to our restated articles of incorporation affecting this limitation on liability must be approved by the affirmative vote of not less than 85% of all of the outstanding shares of capital stock entitled to vote in the election of directors voting together as a single class.

Our restated articles of incorporation provide that the corporation is authorized from time to time, without further action by the shareholders of the corporation, to enter into agreements with any director, officer, employee or agent of the corporation providing such rights of indemnification as the corporation may deem appropriate, up to the maximum extent permitted by law. We have entered into indemnification contracts with its directors and officers. Pursuant to those agreements, we have agreed to indemnify the directors to the full extent authorized or permitted by the GBCL. The agreements also provide for the advancement of expenses of defending any civil or criminal action, claim, suit or proceeding against the director and for repayment of such expenses by the director if it is ultimately judicially determined that the director is not entitled to such indemnification.

Section of 351.355(8) of the GBCL provides that a corporation may purchase and maintain insurance or another arrangement on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him against such liability under the provisions of that section. Without limiting the power of the corporation to procure or maintain any kind of insurance or other arrangement the corporation may for the benefit of persons indemnified by the corporation create a trust fund, establish any form of self insurance, secure its indemnity obligation by grant of a security interest or other lien on the assets of the corporation, or establish a letter of credit, guaranty, or surety arrangement. The insurance or other arrangement may be procured, maintained, or established within the corporation or with any insurer or other person deemed appropriate by the board of directors regardless of whether all or part of the stock or other securities of the insurer or other person are owned in whole or in part by the corporation. That section also provides that in the absence of fraud the judgment of the board of directors as to the terms and conditions of the insurance or other arrangement and the identity of the insurer or other person participating in an arrangement shall be conclusive and the insurance or arrangement shall not be voidable and shall not subject the directors approving the insurance or arrangement to liability on any ground regardless of whether directors participating in the approval are beneficiaries of the insurance arrangement.

Our restated articles of incorporation provide that the corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or who is or was otherwise serving on behalf of the corporation in any capacity or at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, trade or industry association or other enterprise (whether incorporated or unincorporated, for-profit or not-for-profit) against any claim, liability or expense asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability. We have purchased directors’ and officers’ insurance which protects each director and officer from liability for actions taken in their capacity as directors or officers. This insurance may provide broader coverage for such individuals than may be required by the provisions of our restated articles of incorporation.

The foregoing represents a summary of the general effect of the indemnification provisions of the GBCL, our restated articles of incorporation and such agreements and insurance. Additional information regarding indemnification of directors and officers can be found in Section 351.355 of the GBCL, our restated articles of incorporation and any pertinent agreements.

Item 21.	Exhibits and Financial Statement Schedules.

(a) Exhibits. Reference is made to the Index of Exhibits filed as part of this registration statement.

(b) Financial Statement Schedules. All schedules have been omitted because they are not applicable or because the required information is shown in the financial statements or notes thereto.

Item 22.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities and Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(d) The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (c) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(f) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(g) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. Louis, State of Missouri, on April 8, 2010.

RALCORP HOLDINGS, INC.

By: /s/ K. J. Hunt Name: K. J. Hunt Title: Co-Chief Executive Officer and President	By: /s/ D. P. Skarie Name: D. P. Skarie Title: Co-Chief Executive Officer and President

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ K. J. Hunt K. J. Hunt	Director and Co-Chief Executive Officer and President (Principal Executive Officer)	April 8, 2010

/s/ D. P. Skarie D. P. Skarie	Director and Co-Chief Executive Officer and President (Principal Executive Officer)	April 8, 2010

/s/ T. G. Granneman T. G. Granneman	Corporate Vice President and Chief Accounting Officer (Principal Financial Officer and Principal Accounting Officer)	April 8, 2010

* B. G. Armstrong	Director	April 8, 2010

* D. R. Banks	Director	April 8, 2010

* J. W. Goodall	Director	April 8, 2010

* D. W. Kemper	Director	April 8, 2010

* J. P. Mulcahy	Director	April 8, 2010

Signature		Title	Date

* W. P. Stiritz		Director	April 8, 2010

* D. R. Wenzel		Director	April 8, 2010

*By:	/s/ Gregory A. Billhartz Gregory A. Billhartz as attorney-in-fact pursuant to authority granted by powers of attorney, copies of which have been previously filed

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. Louis, State of Missouri, on April 8, 2010.

BLOOMFIELD BAKERS, A
CALIFORNIA LIMITED
PARTNERSHIP

By:	Maggie Acquisition Corp., its General Partner

By:	/s/ D. P. Skarie
Name:     D. P. Skarie

Title:	Chief Executive Officer and President

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ D. P. Skarie D. P. Skarie	Chief Executive Officer of Maggie Acquisition Corp. (Principal Executive Officer)	April 8, 2010

/s/ T. G. Granneman T. G. Granneman	Director and Vice President of Maggie Acquisition Corp. (Principal Financial Officer and Principal Accounting Officer)	April 8, 2010

/s/ G. A. Billhartz G. A. Billhartz	Director of Maggie Acquisition Corp.	April 8, 2010

/s/ S. Monette S. Monette	Director of Maggie Acquisition Corp.	April 8, 2010

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. Louis, State of Missouri, on April 8, 2010.

BREMNER FOOD GROUP, INC.

By:	/s/ K. J. Hunt
Name:     K. J. Hunt

Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ K. J. Hunt K. J. Hunt	Director and Chief Executive Officer (Principal Executive Officer)	April 8, 2010

/s/ T. G. Granneman T. G. Granneman	Vice President (Principal Financial Officer and Principal Accounting Officer)	April 8, 2010

/s/ D. P. Skarie D. P. Skarie	Director	April 8, 2010

/s/ G. A. Billhartz G. A. Billhartz	Director	April 8, 2010

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. Louis, State of Missouri, on April 8, 2010.

COMMUNITY SHOPS, INC.

By:	/s/ K. J. Hunt
Name:     K. J. Hunt

Title:	Chief Executive Officer and President

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ K. J. Hunt K. J. Hunt	Director and Chief Executive Officer and President (Principal Executive Officer)	April 8, 2010

/s/ T. G. Granneman T. G. Granneman	Vice President (Principal Financial Officer and Principal Accounting Officer)	April 8, 2010

/s/ D. P. Skarie D. P. Skarie	Director	April 8, 2010

/s/ G. A. Billhartz G. A. Billhartz	Director	April 8, 2010

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. Louis, State of Missouri, on April 8, 2010.

COTTAGE BAKERY, INC.

By:	/s/ K. J. Hunt
Name:     K. J. Hunt

Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ K. J. Hunt K. J. Hunt	Director and Chief Executive Officer (Principal Executive Officer)	April 8, 2010

/s/ T. G. Granneman T. G. Granneman	Director and Vice President (Principal Financial Officer and Principal Accounting Officer)	April 8, 2010

/s/ S. Monette S. Monette	Director	April 8, 2010

/s/ D. P. Skarie D. P. Skarie	Director	April 8, 2010

/s/ G. A. Billhartz G. A. Billhartz	Director	April 8, 2010

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. Louis, State of Missouri, on April 8, 2010.

FLAVOR HOUSE PRODUCTS, INC.

By:	/s/ K. J. Hunt
Name:     K. J. Hunt

Title:	Chief Executive Officer and President

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ K. J. Hunt K. J. Hunt	Director and Chief Executive Officer and President (Principal Executive Officer)	April 8, 2010

/s/ T. G. Granneman T. G. Granneman	Vice President (Principal Financial Officer and Principal Accounting Officer)	April 8, 2010

/s/ D. P. Skarie D. P. Skarie	Director	April 8, 2010

/s/ G. A. Billhartz G. A. Billhartz	Director	April 8, 2010

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. Louis, State of Missouri, on April 8, 2010.

HARVEST MANOR FARMS, LLC

By: Flavor House Products, Inc., its Sole Member

By:	/s/ K. J. Hunt
Name:     K. J. Hunt

Title:	Chief Executive Officer and President

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ K. J. Hunt K. J. Hunt	Chief Executive Officer (Principal Executive Officer)	April 8, 2010

/s/ T. G. Granneman T. G. Granneman	Vice President (Principal Financial Officer and Principal Accounting Officer)	April 8, 2010

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. Louis, State of Missouri, on April 8, 2010.

HERITAGE WAFERS, LLC

By: Ripon Foods, Inc., its Sole Member

By:	/s/ K. J. Hunt
Name:     K. J. Hunt

Title:	Chief Executive Officer and President

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ K. J. Hunt K. J. Hunt	Director and Chief Executive Officer and President (Principal Executive Officer)	April 8, 2010

/s/ T. G. Granneman T. G. Granneman	Vice President (Principal Financial Officer and Principal Accounting Officer)	April 8, 2010

/s/ D. P. Skarie D. P. Skarie	Director	April 8, 2010

/s/ G. A. Billhartz G. A. Billhartz	Director	April 8, 2010

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. Louis, State of Missouri, on April 8, 2010.

LOFTHOUSE BAKERY PRODUCTS, INC.

By:	/s/ K. J. Hunt
Name:     K. J. Hunt

Title:	Chief Executive Officer and President

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ K. J. Hunt K. J. Hunt	Director and Chief Executive Officer and President (Principal Executive Officer)	April 8, 2010

/s/ T. G. Granneman T. G. Granneman	Vice President (Principal Financial Officer and Principal Accounting Officer)	April 8, 2010

/s/ S. Monette S. Monette	Director	April 8, 2010

/s/ G. A. Billhartz G. A. Billhartz	Director	April 8, 2010

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. Louis, State of Missouri, on April 8, 2010.

LOVIN OVEN, LLC

By: Maggie Acquisition Corp, its Sole Member

By:	/s/ D. P. Skarie
Name:     D. P. Skarie

Title:	Chief Executive Officer and President

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ D. P. Skarie D. P. Skarie	Manager and Chief Executive Officer and President (Principal Executive Officer)	April 8, 2010

/s/ T. G. Granneman T. G. Granneman	Vice President (Principal Financial Officer and Principal Accounting Officer)	April 8, 2010

/s/ K. J. Hunt K. J. Hunt	Manager	April 8, 2010

/s/ G. A. Billhartz G. A. Billhartz	Manager	April 8, 2010

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. Louis, State of Missouri, on April 8, 2010.

MEDALLION FOODS, INC.

By:	/s/ D. P. Skarie
Name:     D. P. Skarie

Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ D. P. Skarie D. P. Skarie	Director and Chief Executive Officer (Principal Executive Officer)	April 8, 2010

/s/ T. G. Granneman T. G. Granneman	Vice President (Principal Financial Officer and Principal Accounting Officer)	April 8, 2010

/s/ K. J. Hunt K. J. Hunt	Director	April 8, 2010

/s/ G. A. Billhartz G. A. Billhartz	Director	April 8, 2010

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. Louis, State of Missouri, on April 8, 2010.

NUTCRACKER BRANDS, INC.

By:	/s/ K. J. Hunt
Name:     K. J. Hunt

Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ K. J. Hunt K. J. Hunt	Director and Chief Executive Officer (Principal Executive Officer)	April 8, 2010

/s/ T. G. Granneman T. G. Granneman	Vice President (Principal Financial Officer and Principal Accounting Officer)	April 8, 2010

/s/ D. P. Skarie D. P. Skarie	Director	April 8, 2010

/s/ G. A. Billhartz G. A. Billhartz	Director	April 8, 2010

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. Louis, State of Missouri, on April 8, 2010.

PARCO FOODS, L.L.C.

By: RH Financials Corp., its Sole Member

By:	/s/ K. J. Hunt
Name:     K. J. Hunt

Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ K. J. Hunt K. J. Hunt	Manager and Chief Executive Officer and President (Principal Executive Officer)	April 8, 2010

/s/ T. G. Granneman T. G. Granneman	Vice President (Principal Financial Officer and Principal Accounting Officer)	April 8, 2010

/s/ D. P. Skarie D. P. Skarie	Manager	April 8, 2010

/s/ G. A. Billhartz G. A. Billhartz	Manager	April 8, 2010

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. Louis, State of Missouri, on April 8, 2010.

POST FOODS, LLC

By: Ralcorp Holdings, Inc., its Sole Member

By: /s/ K. J. Hunt	By: /s/ D. P. Skarie
Name: K. J. Hunt	Name: D. P. Skarie
Title: Co-Chief Executive Officer and President	Title: Co-Chief Executive Officer and President

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ D. P. Skarie D. P. Skarie	Chief Executive Officer and President(Principal Executive Officer)	April 8, 2010

/s/ T. G. Granneman T. G. Granneman	Vice President (Principal Financial Officer and Principal Accounting Officer)	April 8, 2010

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. Louis, State of Missouri, on April 8, 2010.

RALCORP FROZEN BAKERY PRODUCTS, INC.

By:	/s/ K. J. Hunt
Name:     K. J. Hunt

Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature		Title	Date

/s/ K. J. Hunt K. J. Hunt		Director and Chief Executive Officer (Principal Executive Officer)	April 8, 2010

/s/ T. G. Granneman T. G. Granneman		Director and Vice President (Principal Financial Officer and Principal Accounting Officer)	April 8, 2010

* C. G. Huber. Jr.		Director	April 8, 2010

/s/ S. Monette S. Monette		Director	April 8, 2010

/s/ D. P. Skarie D. P. Skarie		Director	April 8, 2010

*By:	/s/ G. A. Billhartz G. A. Billhartz as attorney-in-fact pursuant to authority granted by powers of attorney, copies of which have been previously filed

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. Louis, State of Missouri, on April 8, 2010.

RH FINANCIAL CORPORATION

By:	/s/ K. J. Hunt
Name:     K. J. Hunt

Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ K. J. Hunt K. J. Hunt	Director and Chief Executive Officer (Principal Executive Officer)	April 8, 2010

/s/ T. G. Granneman T. G. Granneman	Vice President (Principal Financial Officer and Principal Accounting Officer)	April 8, 2010

/s/ S. Monette S. Monette	Director	April 8, 2010

/s/ G. A. Billhartz G. A. Billhartz	Director	April 8, 2010

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. Louis, State of Missouri, on April 8, 2010.

RIPON FOODS, INC.

By:	/s/ K. J. Hunt
Name:     K. J. Hunt

Title:	Chief Executive Officer and President

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ K. J. Hunt K. J. Hunt	Director and Chief Executive Officer and President (Principal Executive Officer)	April 8, 2010

/s/ T. G. Granneman T. G. Granneman	Vice President (Principal Financial Officer and Principal Accounting Officer)	April 8, 2010

/s/ D. P. Skarie D. P. Skarie	Director	April 8, 2010

/s/ G. A. Billhartz G. A. Billhartz	Director	April 8, 2010

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. Louis, State of Missouri, on April 8, 2010.

SUGAR KAKE COOKIE INC.

By:	/s/ K. J. Hunt
Name:     K. J. Hunt

Title:	Chief Executive Officer and President

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ K. J. Hunt K. J. Hunt	Director and Chief Executive Officer and President (Principal Executive Officer)	April 8, 2010

/s/ T. G. Granneman T. G. Granneman	Vice President (Principal Financial Officer and Principal Accounting Officer)	April 8, 2010

/s/ D. P. Skarie D. P. Skarie	Director	April 8, 2010

/s/ G. A. Billhartz G. A. Billhartz	Director	April 8, 2010

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. Louis, State of Missouri, on April 8, 2010.

THE BUN BASKET, INC.

By:	/s/ K. J. Hunt
Name:     K. J. Hunt

Title:	Chief Executive Officer and President

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ K. J. Hunt K. J. Hunt	Director and Chief Executive Officer and President (Principal Executive Officer)	April 8, 2010

/s/ T. G. Granneman T. G. Granneman	Vice President (Principal Financial Officer and Principal Accounting Officer)	April 8, 2010

/s/ D. P. Skarie D. P. Skarie	Director	April 8, 2010

/s/ G. A. Billhartz G. A. Billhartz	Director	April 8, 2010

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. Louis, State of Missouri, on April 8, 2010.

THE CARRIAGE HOUSE COMPANIES,
INC.

By:	/s/ K. J. Hunt
Name:     K. J. Hunt

Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ K. J. Hunt K. J. Hunt	Director and Chief Executive Officer (Principal Executive Officer)	April 8, 2010

/s/ T. G. Granneman T. G. Granneman	Vice President (Principal Financial Officer and Principal Accounting Officer)	April 8, 2010

/s/ D. P. Skarie D. P. Skarie	Director	April 8, 2010

/s/ G. A. Billhartz G. A. Billhartz	Director	April 8, 2010

INDEX TO EXHIBITS

Exhibit
Number		Description of Exhibit

*2	.1	RMT Transaction Agreement dated 11/15/07, by and among Kraft Foods Inc., Cable Holdco Inc., Ralcorp Holdings, Inc. and Ralcorp Mailman LLC (Filed as Exhibit 2.1 to the Company’s Form 8-K filed 11/20/07)
*3	.1	Restated Articles of Incorporation of Ralcorp Holdings, Inc. (Filed as Exhibit 3.1 to the Company’s Form 10-Q for the period ended December 31, 1996)
*3	.2	Amended Bylaws of Ralcorp Holdings, Inc. (Filed as Exhibit 99.1 to the Company’s Form 8-K filed September 24, 2009)
**3	.3	Certificate of Limited Partnership of Bloomfield Bakers, A California Limited Partnership
**3	.4	Amended and Restated Limited Partnership Agreement of Bloomfield Bakers, A California Limited Partnership
**3	.5	Articles of Incorporation of Bremner Food Group, Inc.
**3	.6	Bylaws of Bremner Food Group, Inc.
**3	.7	Articles of Incorporation of Community Shops, Inc.
**3	.8	Bylaws of Community Shops, Inc.
**3	.9	Articles of Incorporation of Cottage Bakery, Inc.
**3	.10	Bylaws of Cottage Bakery, Inc.
**3	.11	Articles of Incorporation of Flavor House Products, Inc.
**3	.12	Bylaws of Flavor House Products, Inc.
**3	.13	Certificate of Formation of Harvest Manor Farms, LLC
**3	.14	Limited Liability Company Agreement of Harvest Manor Farms, LLC
**3	.15	Articles of Organization of Heritage Wafers, LLC
**3	.16	Member’s Agreement of Heritage Wafers, LLC
**3	.17	Articles of Incorporation Lofthouse Bakery Products, Inc.
**3	.18	Bylaws of Lofthouse Bakery Products, Inc.
**3	.19	Limited Liability Articles of Organization of Lovin Oven, LLC
**3	.20	Amended and Restated Operating Agreement of Lovin Oven, LLC
**3	.21	Articles of Medallion Foods, Inc.
**3	.22	Bylaws of Medallion Foods, Inc.
**3	.23	Articles of Incorporation of Nutcracker Brands, Inc.
**3	.24	Bylaws of Nutcracker Brands, Inc.
**3	.25	Certificate of Formation of Parco Foods, L.L.C
**3	.26	Operating Agreement of Parco Foods, L.L.C.
**3	.27	Articles of Organization of Post Foods, LLC
**3	.28	Limited Liability Company Agreement of Post Foods, LLC
**3	.29	Articles of Incorporation of Ralcorp Frozen Bakery Products, Inc.
**3	.30	Bylaws of Ralcorp Frozen Bakery Products, Inc.
**3	.31	Articles of Incorporation of RH Financial Corporation
**3	.32	Bylaws of RH Financial Corporation
**3	.33	Articles of Incorporation of Ripon Foods, Inc.
**3	.34	Bylaws of Ripon Foods, Inc.
**3	.35	Articles of Incorporation of Sugar Kake Cookie Inc.
**3	.36	Bylaws of Sugar Kake Cookie Inc.

**3	.37	Articles of Incorporation of The Bun Basket, Inc.
**3	.38	Bylaws of The Bun Basket, Inc.
**3	.39	Articles of Incorporation The Carriage House Companies, Inc.
**3	.40	Bylaws of The Carriage House Companies, Inc.
*4	.1	Indenture, dated August 4, 2008, between Cable Holdco, Inc. and Deutsche Bank Trust Company Americas, as trustee (Filed as Exhibit 4.1 to the Company’s Form 8-K filed August 8, 2008)
*4	.2	First Supplemental Indenture, dated August 4, 2008, by and between Ralcorp Mailman LLC and Deutsche Bank Trust Company Americas (Filed as Exhibit 4.2 to the Company’s Form 8-K filed August 8, 2008)
*4	.3	Second Supplemental Indenture, dated August 4, 2008, by and between Ralcorp Holdings, Inc. and Deutsche Bank Trust Company Americas (Filed as Exhibit 4.3 to the Company’s Form 8-K filed August 8, 2008)
*4	.4	Indenture, dated as of August 14, 2009, by and among Ralcorp Holdings, Inc., the guarantors named therein and Deutsche Bank Trust Company Americas, as trustee (Filed as Exhibit 4.1 to the Company’s Form 8-K filed August 17, 2009)
*4	.5	Supplemental Indenture, dated as of August 14, 2009, by and among Ralcorp Holdings, Inc., the guarantors named therein and Deutsche Bank Trust Company Americas, as trustee (Filed as Exhibit 4.2 to the Company’s Form 8-K filed August 17, 2009)
*4	.6	Registration Rights Agreement, dated as of August 14, 2009 by and among Ralcorp Holdings, Inc., the guarantors named therein, and J.P. Morgan Securities Inc., and Banc of America Securities LLC, as representatives of the initial purchasers (Filed as Exhibit 4.3 to the Company’s Form 8-K filed August 17, 2009)
5.1		Opinion of Bryan Cave LLP
5.2		Opinion of Friday, Eldredge & Clark LLP
5.3		Opinion of Godfrey & Kahn S.C.
5.4		Opinion of Miller Johnson
**12	.1	Computation of ratio of earnings to fixed charges
*21		Subsidiaries of the Company (Filed as Exhibit 21 to the Company’s Form 10-K filed November 30, 2009)
23.1		Consent of PricewaterhouseCoopers LLP
**24		Powers of Attorney (Included under Signatures)
25		Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of the Trustee under the Senior Secured Indenture
99.1		Form of Letter of Transmittal
**99	.2	Form of Notice of Guaranteed Delivery
**99	.3	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees
**99	.4	Form of Letter to Clients

*	Incorporated by reference

**	Previously filed